                              AMENDED AND RESTATED
                                CREDIT AGREEMENT


                                     among


                       HAYES WHEELS INTERNATIONAL, INC.,


                              The Several Lenders
                       from Time to Time Parties Hereto,


                      CANADIAN IMPERIAL BANK OF COMMERCE,
                            as Administrative Agent


                                      and


                       MERRILL LYNCH CAPITAL CORPORATION,
                             as Documentation Agent


                                      and


                                DRESDNER BANK AG
                      as European Swing Line Administrator


                           Dated as of June 30, 1997

                               TABLE OF CONTENTS

                                                                                                                          Page
                                                                                                                          ----
    SECTION 1.      DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.1        Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.2        Other Definitional Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

    SECTION 2.      AMOUNT AND TERMS OF COMMITMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         2.1        Revolving Credit Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         2.2        Revolving Credit Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         2.3        Procedure for Revolving Credit Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         2.4        Commitment Fees; Other Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         2.5        Termination or Reduction of Revolving Credit Commitments  . . . . . . . . . . . . . . . . . . . . . .   32
         2.6        Swing Line Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         2.7        Term Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         2.8        Tranche A-1 Term Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         2.9        Tranche A-2 Term Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         2.10       Tranche B Term Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         2.11       Tranche C Term Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         2.12       Procedure for Tranche A-2 Term Loan Borrowing . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         2.13       Repayment of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

    SECTION 3.      LETTERS OF CREDIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         3.1        L/C Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         3.2        Procedure for Issuance of Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         3.3        Fees, Commissions and Other Charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         3.4        L/C Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         3.5        Reimbursement Obligation of the Borrower  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         3.6        Obligations Absolute  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         3.7        Letter of Credit Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         3.8        Application . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48

    SECTION 4.      GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         4.1        Interest Rates and Payment Dates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         4.2        Optional Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         4.3        Mandatory Prepayments and Reduction of Revolving Credit Commitments . . . . . . . . . . . . . . . . .   49
         4.4        Conversion and Continuation Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         4.5        Minimum Amounts and Maximum Number of Tranches  . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         4.6        Computation of Interest, Fees and Dollar Equivalent Amount  . . . . . . . . . . . . . . . . . . . . .   53
         4.7        Inability to Determine Interest Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         4.8        Pro Rata Treatment and Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         4.9        Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         4.10       Requirements of Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
         4.11       Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58

                                                                                                                          Page
                                                                                                                           ----
     4.12       Indemnity  . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
     4.13       Change of Lending Office; Replacement of Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
     4.14       Borrower Controls on Non-Dollar Indebtedness; Calculation of Non-Dollar Extensions of
                   Credit; Prepayments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61

SECTION 5.      REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
     5.1        Financial Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
     5.2        No Change; Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
     5.3        Corporate Existence; Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
     5.4        Corporate Power; Authorization; Enforceable Obligations . . . . . . . . . . . . . . . . . . . . . . . . .   64
     5.5        No Legal Bar  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
     5.6        No Material Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
     5.7        No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
     5.8        Ownership of Property; Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
     5.9        Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
     5.10       No Burdensome Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
     5.11       Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
     5.12       Federal Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
     5.13       ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
     5.14       Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
     5.15       Investment Company Act; Other Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
     5.16       Subsidiaries and Joint Ventures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
     5.17       Purpose of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
     5.18       Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
     5.19       Regulation H  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
     5.20       No Material Misstatements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69
     5.21       Delivery of the Transaction Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69
     5.22       Representations and Warranties Contained in the Transaction Documents . . . . . . . . . . . . . . . . . .   69
     5.23       Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69

SECTION 6.      CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70
     6.1        Conditions to Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70
     6.2        Conditions to Each Extension of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74

SECTION 7.      AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
     7.1        Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75
     7.2        Certificates; Other Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76
     7.3        Payment of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   77
     7.4        Conduct of Business and Maintenance of Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   77
     7.5        Maintenance of Property; Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   77
     7.6        Inspection of Property; Books and Records; Discussions  . . . . . . . . . . . . . . . . . . . . . . . . .   77
     7.7        Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   78
     7.8        Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   79
     7.9        Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   79

                                                                                                                            Page
                                                                                                                            ----
     7.10       Additional Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   80
     7.11       Interest Rate Protection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81

SECTION 8.      NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81
     8.1        Financial Condition Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81
     8.2        Limitation on Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   83
     8.2A       Limitation on Non-Dollar Indebtedness and Guarantee Obligations . . . . . . . . . . . . . . . . . . . . .   84
     8.3        Limitation on Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   86
     8.4        Limitation on Guarantee Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   87
     8.5        Limitation on Fundamental Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88
     8.6        Limitation on Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   89
     8.7        Limitation on Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   90
     8.8        Limitation on Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   90
     8.9        Limitation on Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   90
     8.10       Limitation on Investments, Loans and Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   91
     8.11       Limitation on Optional Payments and Modifications of Debt Instruments and Transaction Documents . . . . .   93
     8.12       Limitation on Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
     8.13       Limitation on Changes in Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   94
     8.14       Limitation on Negative Pledge Clauses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   94
     8.15       Limitation on Lines of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   94
     8.16       Limitations on Currency and Commodity Hedging Transactions  . . . . . . . . . . . . . . . . . . . . . . .   94

SECTION 9.      EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   94

SECTION 10.     THE MANAGING AGENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   98
     10.1       Appointment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   98
     10.2       Delegation of Duties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   99
     10.3       Exculpatory Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   99
     10.4       Reliance by Administrative Agent and Documentation Agent  . . . . . . . . . . . . . . . . . . . . . . . .   99
     10.5       Notice of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  100
     10.6       Non-Reliance on Administrative Agent, Documentation Agent and Other Lenders . . . . . . . . . . . . . . .  100
     10.7       Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  100
     10.8       Administrative Agent and Documentation Agent in Their Individual Capacities . . . . . . . . . . . . . . .  101
     10.9       Successor Administrative Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  101
     10.10      Issuing Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  102
     10.11      Releases of Guarantees and Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  102
     10.12      Foreign Pledge Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  102
     11.1       Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  102
     11.2       Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  104
     11.3       No Waiver; Cumulative Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  105
     11.4       Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  106
     11.5       Payment of Expenses and Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  106

                                                                                                                            Page
                                                                                                                            ----
         11.6       Successors and Assigns; Participations and Assignments  . . . . . . . . . . . . . . . . . . . . . . . .  107
         11.7       Adjustments; Set-off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  109
         11.8       Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  110
         11.9       Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  110
         11.10      Integration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  110
         11.11      GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  110
         11.12      Submission To Jurisdiction; Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  110
         11.13      Acknowledgements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  111
         11.14      WAIVERS OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  111
         11.15      Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  111
         11.16      Effect of Amendment and Restatement of the Prior Credit Agreement . . . . . . . . . . . . . . . . . . .  112


SCHEDULES

         A          Commitments and Addresses
         B          Applicable Margin and Applicable Commitment Fee Rate
         C          Transaction Documents
         D          Available Foreign Currencies
         5.4        Consents
         5.14       Equipment and Inventory of Borrower and Subsidiaries
         5.16       Subsidiaries and Joint Ventures
         6.1(o)     Additional Counsel Opinions
         8.2(e)     Permitted Dollar Indebtedness
         8.2A(h)    Permitted Non-Dollar Indebtedness
         8.3(h)     Permitted Liens
         8.4(a)     Permitted Guarantee Obligations
         8.10(k)    Investments


EXHIBITS

         A-1        Form of Revolving Credit Note
         A-2        Form of Tranche A-1 Term Note
         A-3        Form of Tranche A-2 Term Note
         A-4        Form of Tranche B Term Note
         A-5        Form of Tranche C Term Note
         A-6        Form of Swing Line Note
         B-1        Form of Guarantee and Collateral Agreement
         B-2        Form of Fee Mortgage
         B-3        Form of Leasehold Mortgage
         B-4        Form of Copyright, Patent and Trademark Security Agreement
         C          Form of Borrowing Certificate
         D-1        Form of Opinion of Skadden, Arps, Slate, Meagher & Flom
         D-2        Form of Opinion of General Counsel to Borrower
         E          Form of U.S. Tax Compliance Certificate
         F          Form of Assignment and Acceptance

   AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 30, 1997, among HAYES WHEELS INTERNATIONAL, INC., a Delaware corporation (the "Borrower"), the several banks and other financial institutions from time to time parties to this Agreement (the "Lenders"), CANADIAN IMPERIAL BANK OF COMMERCE, a Canadian-chartered bank acting through its New York Agency, as administrative agent for the Lenders hereunder, MERRILL LYNCH CAPITAL CORPORATION, a Delaware corporation, as documentation agent for the Lenders hereunder and DRESDNER BANK AG, as European Swing Line Administrator.


                             W I T N E S S E T H :

   WHEREAS, the Borrower, the several banks and other financial institutions from time to time parties thereto, Canadian Imperial Bank of Commerce, as administrative agent, and Merrill Lynch Capital Corporation, as documentation agent, are parties to that certain Credit Agreement, dated as of June 27, 1996 (the "Prior Credit Agreement"), providing for certain term loans, revolving credit loans and other extensions of credit described therein;

   WHEREAS, the Borrower intends to acquire (the "Acquisition") 99.99% of the issued and outstanding capital stock of Lemmerz Holding GmbH ("Lemmerz") for an aggregate purchase price of $200 million payable in cash plus the issuance of preferred stock (the "Seller Preferred Stock") of the Borrower (which is convertible into 5 million shares of the Borrower's common stock);

   WHEREAS, the Borrower intends to refinance (the "Refinancing") existing indebtedness of Lemmerz denominated in Deutschemarks in a dollar equivalent amount of approximately $95.6 million and to finance the transaction expenses related to the Acquisition and the Refinancing;

   WHEREAS, the Borrower will finance the Acquisition, the Refinancing and the transaction expenses related thereto by (a) issuing $250 million in aggregate principal amount of senior subordinated notes (the "High-Yield Indebtedness") on terms and conditions reasonably satisfactory to the Lenders and (b) borrowing in Deutschemarks the dollar equivalent amount of approximately $100 million from the Lenders under the credit facilities provided for herein;

   WHEREAS, in connection with the Acquisition and Refinancing, the Borrower has requested the Lenders to continue the commitments, loans and other extensions of credit under the Prior Credit Agreement and to make additional credit facilities available to the Borrower;

   WHEREAS, in connection with the Acquisition and the Refinancing, the Borrower has commenced a consent solicitation (the "Consent Solicitation") to amend certain restrictive covenants contained in its Senior Subordinated Notes (as hereinafter defined); and

   WHEREAS, the Administrative Agent and the Lenders are willing to continue and to extend the credit facilities provided for herein to the Borrower upon the terms and subject to the conditions set forth herein;

   NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree that, effective on the Closing Date, the Prior Credit Agreement shall be amended and restated to read in its entirety as follows:


                            SECTION 1.  DEFINITIONS

   1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such terms to be equally applicable to the singular and plural forms thereof):

                "ABR Loans": Loans the rate of interest applicable to which is based upon the CIBC Alternate Base Rate.

                "Acquisition":  as defined in the recitals hereto.

                "Administrative Agent": CIBC, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents.

                "Adjustment Date": the second Business Day following receipt by the Lenders of both (i) the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, for the most recently completed fiscal period and (ii) the related Compliance Certificate required to be delivered pursuant to subsection 7.2(b) with respect to such fiscal period.

                "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                "Aggregate Outstanding Revolving Credit": as to any Revolving Credit Lender at any time, an amount equal to the sum (calculated in accordance with subsection 4.6(b)) of (a) the aggregate principal Dollar Equivalent Amount of all Revolving Credit Loans made by such Revolving Credit Lender then outstanding, (b) such Revolving Credit Lender's Revolving Credit Commitment Percentage of the Dollar Equivalent Amount of the L/C Obligations then outstanding and (c) such Revolving Credit Lender's Revolving Credit Commitment Percentage of the aggregate principal

         Dollar Equivalent Amount of the Swing Line Loans (including
         Foreign Currency Swing Line Commitments as provided for in subsection 2.6(b)) then outstanding.

                "Aggregate Revolving Credit Outstandings": at any time, an amount equal to the sum (calculated in accordance with subsection 4.6(b)) of the Dollar Equivalent Amount of (a) the aggregate then outstanding principal amount of Revolving Credit Loans, (b) the aggregate then outstanding L/C Obligations in respect of Letters of Credit and (c) the aggregate then outstanding principal amount of Swing Line Loans (including Foreign Currency Swing Line Commitments as provided for in subsection 2.6(b)).

                "Agreement": this Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

                "Applicable Commitment Fee Rate": during the period from the Closing Date until the first Adjustment Date, the Applicable Commitment Fee Rate shall equal 0.50%; on the first Adjustment Date and on each Adjustment Date to occur thereafter the Applicable Commitment Fee Rate will be adjusted to the applicable rate per annum set forth under the heading "Applicable Commitment Fee Rate" on Schedule B which corresponds to the Leverage Ratio determined from the financial statements and Compliance Certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date; provided, further, that in the event that the financial statements required to be delivered pursuant to subsection 7.1(a) or (b), as applicable, and the related Compliance Certificate required to be delivered pursuant to subsection 7.2(b), are not delivered when due, then

                (a) if such financial statements and Compliance Certificate are delivered after the date such financial statements and Compliance Certificate were required to be delivered (without giving effect to any applicable cure period) and the Applicable Commitment Fee Rate increases from that previously in effect as a result of the delivery of such financial statements and Compliance Certificate, then the Applicable Commitment Fee Rate during the period from the date upon which such financial statements and Compliance Certificate were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (c) below, be the Applicable Commitment Fee Rate as so increased;

                (b) if such financial statements and Compliance Certificate are delivered after the date such financial statements and Compliance Certificate were required to be delivered and the Applicable Commitment Fee Rate decreases from that previously in effect as a result of the delivery of such financial statements and Compliance Certificate, then such decrease in the Applicable Commitment Fee Rate shall not become applicable until the date upon which such financial statements and Compliance Certificate actually are delivered; and

                (c) if such financial statements and Compliance Certificate are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and Compliance Certificate were required to be delivered (after the expiration of the applicable cure period) until two Business Days following the date upon which such financial statements and Compliance Certificate actually are delivered, the Applicable Commitment Fee Rate shall be 0.50% per annum.

                "Applicable Margin": as applied to a given Type of Loan, the rate per annum determined as follows: during the period from the Closing Date until the first Adjustment Date, the Applicable Margin in respect of ABR Loans shall be 1.25% per annum, and the Applicable Margin in respect of Eurocurrency Loans shall be 2.25% per annum in respect of Revolving Credit Loans and Tranche A Term Loans, 2.75% per annum in respect of Tranche B Term Loans, and 3.00% per annum in respect of Tranche C Term Loans; on the first Adjustment Date and on each Adjustment Date to occur thereafter the Applicable Margin will be adjusted to the applicable rate per annum set forth under the heading "Applicable Margin" on Schedule B which corresponds to the Leverage Ratio determined from the financial statements and Compliance Certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date; provided, further, that in the event that the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, and the related Compliance Certificate required to be delivered pursuant to subsection 7.2(b), are not delivered when due, then

                (a) if such financial statements and Compliance Certificate are delivered after the date such financial statements and Compliance Certificate were required to be delivered (without giving effect to any applicable cure period) and the Applicable Margin increases from that previously in effect as a result of the delivery of such financial statements and Compliance Certificate, then the Applicable Margin in respect of the Loans during the period from the date upon which such financial statements and Compliance Certificate were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (c) below, be the Applicable Margin as so increased;

                (b) if such financial statements and Compliance Certificate are delivered after the date such financial statements and Compliance Certificate were required to be delivered and the Applicable Margin decreases from that previously in effect as a result of the delivery of such financial statements and Compliance Certificate, then such decrease in the Applicable Margin shall not become applicable until the date upon which such financial statements and Compliance Certificate actually are delivered; and

                (c) if such financial statements and Compliance Certificate are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and Compliance Certificate were required to be delivered (after the expiration of the applicable cure period) until two Business Days following the date upon which such financial statements and Compliance Certificate actually are delivered, the Applicable Margin in respect of ABR Loans shall be 1.25% per annum and the Applicable Margin in respect of Eurocurrency Loans that are Revolving Credit Loans or Tranche A Term Loans shall be 2.25% per annum; Tranche B Term Loans, 2.75% per annum; and Tranche C Term Loans, 3.00% per annum.

                "Assignee":  as defined in subsection 11.6(c).

                "Autokola":  Hayes Wheels Autokola NH, a.s.

                "Available Foreign Currencies": the currencies set forth on Schedule D, and any other available and freely convertible non-Dollar currency selected by the Borrower and approved in writing by the Administrative Agent and the Majority Revolving Credit Lenders; provided that with respect to Foreign Currency Swing Line Loans the Available Foreign Currencies shall be limited to those set forth on Schedule D.

                "Available Revolving Credit Commitment": as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of
         (a) the amount of such Revolving Credit Lender's Revolving Credit Commitment at such time over (b) such Revolving Credit Lender's Aggregate Outstanding Revolving Credit, provided that for purposes of calculating Available Revolving Credit Commitments under subsection 2.4(a) it shall be assumed that no Swing Line Loans are then outstanding and that no Foreign Currency Swing Line Commitments have been extended; collectively, as to all the Lenders, the "Available Revolving Credit Commitments".

                "Board": the Board of Governors of the Federal Reserve System or any successor thereto.

                "Borrower":  as defined in the preamble hereto.

                "Borrower Notes": the 9-1/4% Senior Notes of the Borrower due November 15, 2002, as the same may be amended, supplemented or otherwise modified from time to time in accordance with subsection 8.11.

                "Borrowing Date": any Business Day specified in a notice pursuant to subsection 2.3, 2.6 or 3.2 as a date on which the Borrower requests the Lenders to make Loans hereunder or an Issuing Lender to issue a Letter of Credit hereunder.

                "Business Day": (a) when such term is used in respect of a day on which a Loan in an Available Foreign Currency is to be made, a payment is to be made in respect of such Loan, an Exchange Rate is to be set in respect of an Available Foreign Currency or any other dealing in an Available Foreign Currency is to be carried out pursuant to this Agreement, such term shall mean a London
         Banking Day which is also a day on which banks are open for general banking business in the city which is the principal financial center of the country of such Available Foreign Currency, (b) when such term is used to describe a day on which a request is to be made to an Issuing Lender for issuance of a Letter of Credit or on which a Letter of Credit is to be issued, such term shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the city in which such Issuing Lender's issuing office is located are authorized or required by law to close and (c) when such term is used in any context in this Agreement, such term shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

                "Capital Expenditure":  as defined in subsection 8.9.

                "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

                "Cash Equivalents": (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits and demand deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-2 by Standard and Poor's Ratings Services ("S&P") or P-2 by Moody's Investors Service, Inc. ("Moody's"), (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition, (g) in the case of any Foreign Subsidiary, (i) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized or is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), (ii) deposits, obligations or securities of the type and maturity described in clauses (b) through (f) above of foreign obligors, which deposits, obligations or securities or obligors (or the parent entities of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies or (iii) deposits, obligations or securities of the type and maturity described in clauses (b) through (f) above of foreign obligors (or the parent entities of such obligors), which deposits, obligations or securities or obligors (or the parent entities of such obligors) do not have the ratings described in such clauses or in clause (g)(ii) but which are comparable in investment quality to such deposits, obligations or securities or obligors (or the parent entities of such obligors), as the case may be, or (h) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

                "C/D Published Moving Rate": on any particular date, the latest three-week moving average of daily secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market lenders, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly for the three-week period ending on the previous Friday by the Administrative Agent on the basis of:

                (a) such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York (as adjusted for reserves and assessments in the same manner as the C/D Quoted Rate); or

                (b) if such publication shall be suspended or terminated, the C/D Quoted Rate determined by the Administrative Agent on the basis of quotations for such rates by the Administrative Agent.

                "C/D Quoted Rate": relative to any determination of the C/D Published Moving Rate in circumstances when publication of the rates referred to in clause (a) of the definition thereof has been suspended or terminated, the rate of interest per annum determined by the Administrative Agent to be the sum (rounded upward to the nearest 1/16th of 1%) of:

                (a) the rate obtained by dividing (i) the average (rounded upward to the nearest 1/16th of 1%) of the bid rates quoted to the Administrative Agent, in CIBC's secondary market at approximately 10:00 A.M., New York City time (or as soon thereafter as practicable), from time to time by three certificate of deposit dealers of recognized standing selected by the Administrative Agent in its reasonable discretion for the purchase at face value of three-month certificates of deposit of CIBC in an amount approximately equal or comparable to the amount of CIBC's portion of the Loans outstanding hereunder with respect to which the C/D Quoted Rate is being determined by (ii) a percentage equal to 100% minus the average of the daily percentages specified during such period by the Board for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for a member bank of the Federal Reserve System in respect of liabilities consisting of or including (among other liabilities) three-month Dollar nonpersonal time deposits in the United States; and

                (b) the daily average during such period of the net annual assessment rates estimated by the Administrative Agent for determining the then current annual assessment payable by CIBC to the Federal Deposit Insurance Corporation for insuring Dollar deposits of CIBC in the United States.

                "Change of Control": any of the following events: (a) at any time prior to the occurrence of (i) the "senior secured bank loan rating" of the Borrower achieving a rating of an equivalent of at least BBB- by S&P and a rating of an equivalent of at least Baa3 by Moody's, (ii) the Leverage Ratio as of the end of the most recently ended fiscal quarter of the Borrower not being greater than 3.50 to 1.00, as determined from the financial statements and shown on the Compliance Certificate delivered for such fiscal quarter pursuant to subsection 7.1(a) or 7.1(b), as applicable, and subsection 7.2(b), respectively, or (iii) at least 17.5% in the aggregate of the Borrower's outstanding common stock, determined on a fully diluted basis, shall have been issued pursuant to one or more public offerings, JLL and its Affiliates are the beneficial owners (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of less than (x) at any time prior to the conversion of all the shares of the Seller Preferred Stock to shares of the Borrower's common stock, 20% or (y) at any time thereafter, 10% of the outstanding common stock of the Borrower, determined on a fully diluted basis; (b) at any time, any Person (including such Person's Affiliates and associates), other than the New Borrower Investors or any underwriter of a public offering of the Borrower's common stock, is the beneficial owner of more than 30% of the total voting power of the outstanding common stock of the Borrower, determined on a fully diluted basis, and the New Borrower Investors are in the aggregate the beneficial owner of a lesser percentage of the total voting power of the outstanding common stock of the Borrower, determined on a fully diluted basis, than such other Person and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Borrower; (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Borrower has been approved by 66-2/3% of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the board of directors of the Borrower; (d) a "Change of Control" as defined in the Senior Subordinated Notes Indenture shall have occurred; or (e) a "Change of Control" as defined in the High-Yield Indebtedness Indenture shall have occurred.

                "CIBC":  Canadian Imperial Bank of Commerce, a
         Canadian-chartered bank, acting through its New York Agency.

                "CIBC Alternate Base Rate": on any particular date, a rate of interest per annum equal to the highest of:

                (a) the rate of interest most recently announced by CIBC as its base rate (the "CIBC Prime Rate");

                (b)  the Federal Funds Rate for such date plus  1/2 of 1%; and

                (c) the CD Published Moving Rate most recently determined by CIBC plus 1%.

  The CIBC Alternate Base Rate is not necessarily intended to be the lowest rate of interest charged by CIBC in connection with extensions of credit.

                "Clean-Down Amount":  $150,000,000.

                "Closing Date": the date on which the conditions precedent set forth in subsection 6.1 shall be satisfied.

                "Code": the Internal Revenue Code of 1986, as amended from time to time.

                "Collateral": all assets (including assets constituting shares of Capital Stock) of the Loan Parties, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document.

                "Commitment Letter": the Commitment Letter dated May 21, 1997 among CIBC, Merrill Lynch and the Borrower, as the same may be amended, supplemented or otherwise modified from time to time.

                "Commitments": collectively, the Revolving Credit Commitments, the Dollar Swing Line Commitment, the Tranche A-2 Term Loan Commitments and the L/C Commitment; individually, a "Commitment".

                "Commitment Percentage": as to any Lender, prior to the Closing Date, the percentage of the aggregate Revolving Credit Commitments, Tranche A-2 Term Loan Commitments and then outstanding Term Loans constituted by such Lender's Revolving Credit Commitment, Tranche A-2 Term Loan Commitment and then outstanding Term Loans, or following the Closing Date, the percentage representing a fraction the numerator of which is the sum of (i) the aggregate principal amount of such Lender's Term Loans then outstanding plus (ii) the Revolving Credit Commitment of such Lender (or, following the termination or expiration of the Revolving Credit Commitments, the sum of (x) the aggregate principal amount of such Lender's Revolving Credit Loans then outstanding plus (y) such Lender's Revolving Commitment Percentage of all L/C Obligations and Swing Line Loans then outstanding), and the denominator of which is the sum of (i) the aggregate principal amount of Term Loans of all Lenders then outstanding plus (ii) the aggregate Revolving Credit Commitments of all Lenders (or, following the termination or expiration of the Revolving Credit Commitments, the sum of (x) the aggregate principal amount of all Revolving Credit Loans then outstanding plus (y) the aggregate principal amount of all L/C Obligations and Swing Line Loans then outstanding).

                "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under
         Section 414 of the Code.

                "Compliance Certificate":  as defined in subsection 7.2(b).

                "Consent Solicitation":  as defined in the recitals hereto.

                "Consolidated": when used in connection with any financial statements required to be delivered pursuant to subsection 7.1, means such term as it applies to the Borrower and its Subsidiaries on a consolidated basis, after eliminating all intercompany items.

                "Consolidating": when used in connection with any financial statements required to be delivered pursuant to subsection 7.1, means such term as it applies to the individual business segments of the Borrower and its Subsidiaries on a stand-alone basis.

                "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                "Copyright, Patent and Trademark Security Agreement": the Amended and Restated Copyright, Patent and Trademark Security Agreement to be executed and delivered by the Borrower and certain Domestic Subsidiaries of the Borrower, substantially in the form of Exhibit B-4, as the same may be amended, supplemented or otherwise modified from time to time.

                "Currency" or "Currencies": collectively, Dollars and Available Foreign Currencies.

                "Current Assets": on any date, with respect to the Borrower and its Subsidiaries on a consolidated basis, all assets of the Borrower and its Subsidiaries on such date which would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower as "current assets".

                "Current Liabilities": on any date, with respect to the Borrower and its Subsidiaries on a consolidated basis, all liabilities of the Borrower and its Subsidiaries on such date which, in accordance with GAAP, would be classified on a consolidated balance sheet of the Borrower as "current liabilities".

                "Default": any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                "Documentation Agent": Merrill Lynch, as documentation agent for the Lenders under this Agreement and the other Loan Documents.

                "Dollar Equivalent Amount": with respect to (i) any amount of any currency other than Dollars on any date, the equivalent amount in Dollars of such amount of currency as determined by the Administrative Agent in accordance with subsection 4.6(b) using the applicable Exchange Rate and (ii) any amount in Dollars, such amount.

                "Dollar Indebtedness": at any time, any Indebtedness then denominated in Dollars.

                "Dollar Letters of Credit": at any time, all Letters of Credit then denominated in Dollars.

                "Dollar Refunding Amount":  as defined in subsection 2.6(e)(i).

                "Dollar Revolving Credit Loans": at any time, all Revolving Credit Loans then denominated in Dollars.

                "Dollar Swing Line Commitment": the Dollar Swing Line Lender's obligation to make Dollar Swing Line Loans pursuant to subsection 2.6(a) in an aggregate principal amount not to exceed $30,000,000 at any time.

                "Dollar Swing Line Lender": CIBC, in its capacity as provider of Dollar Swing Line Loans.

                "Dollar Swing Line Loans": as such term is defined in subsection 2.6(a).

                "Dollars" and "$": dollars in lawful currency of the United States.

                "Domestic Subsidiary": any Subsidiary organized under the laws of any jurisdiction within the United States.

                "EBITDA": for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, an amount equal to the sum of (a) Net Income for such period, plus (b) income taxes, excluding income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales or other dispositions of assets permitted under subsection 8.6, plus (c) Interest Expense for such period, plus (d) depreciation for such period, plus (e) amortization for such period, plus (f) any other non-cash items (including minority interests) reducing Net Income for such period, plus (g) restructuring charges and costs

         (whether cash or non-cash) for such period to the extent not added back to Net Income, plus (h) amortization of deferred financing costs and expenses for such period, minus (i) all non-cash items increasing Net Income for such period.

                "Environmental Costs": any and all costs or expenses (including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, contingent or otherwise, arising out of, or in any way relating to, any violation of, noncompliance with or liability under any Environmental Laws or any orders, requirements, demands, or investigations of any person related to any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

                "Environmental Laws": any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

                "Environmental Permits": any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

                "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                "Eurocurrency Base Rate": with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in the applicable Currency with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period; provided that if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, "Eurocurrency Base Rate" shall mean, with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum equal to the rate at which CIBC is offered deposits in the applicable Currency at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurocurrency Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurocurrency Loan to be outstanding during such Interest Period. "Telerate British Bankers Assoc. Interest Settlement Rates Page" shall mean the display designated as Page 3750 (or Page 3740 in the case of French Francs, U.K. Pounds Sterling and Deutschemarks) on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which deposits in the applicable Currency are offered by leading banks in the London interbank deposit market).

                "Eurocurrency Loans": Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

                "Eurocurrency Rate": with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                             Eurocurrency Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

                "Eurocurrency Reserve Requirements": for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

                "European Swing Line Administrator":  Dresdner Bank AG.

                "Event of Default": any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                "Excess Cash Flow": with respect to any fiscal year of the Borrower and its Subsidiaries, on a consolidated basis, an amount equal to (a) Net Income for such fiscal year, plus (b) amortization and depreciation for such fiscal year, plus (c) extraordinary or non-recurring losses for such fiscal year, minus (d) extraordinary or non-recurring gains for such fiscal year, minus (e) Capital Expenditures made in accordance with subsection 8.9 during such fiscal year, minus (f) payments of principal on Indebtedness resulting in a permanent reduction of such Indebtedness made during such fiscal year, minus (g) amounts arising from sales of assets permitted by subsection
         8.6 during such fiscal year to the extent included in Net Income and paid to the Lenders as a mandatory prepayment pursuant to subsection 4.3(c), minus (h) Investments made in accordance with subsections 8.10
         (c) and (g) during such fiscal year, minus (i) plant closing and restructuring costs and charges during such fiscal year, minus (j) pension plan expense to the extent not reducing Net Income for such fiscal year, minus (k) increases in Working Capital for such fiscal year, plus (l) decreases in Working Capital for such fiscal year in excess of $25,000,000.

                "Exchange Act": the Securities Exchange Act of 1934, as amended from time to time.

                "Exchange Rate": with respect to any currency other than Dollars on any date, the rate at which such currency may be exchanged into Dollars, as set forth on such date on the relevant FWDS Series Reuters currency page at or about 11:00 A.M. New York City time on such date. In the event that such rate does not appear on any such Reuters page, the "Exchange Rate" with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such "Exchange Rate" shall instead be the Administrative Agent's spot rate of exchange in the interbank market where its currency exchange operations in respect of such currency are then being conducted, at or about 10:00 A.M. local time at such date for the purchase of Dollars with such currency for delivery two Business Days later; provided that if at the time of any such determination no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method (including obtaining quotes from three or more market makers for such currency) as it deems appropriate to determine such rate and such determination shall be conclusive absent manifest error (without prejudice to the determination of the reasonableness of such method).

                "Exposure":  as defined in subsection 4.14(c).

                "Federal Funds Rate": for any particular date, an interest rate per annum equal to the interest rate (rounded upwards, if necessary, to the nearest 1/16th of 1%) offered in the interbank market to the Administrative Agent as the overnight Federal Funds Rate at or about 10:00 A.M. New York City time on such day (or if such day is not a Business Day, for the next preceding Business Day).

                "Fee Mortgages": the Fee Mortgages executed and delivered by the Borrower and certain Domestic Subsidiaries, substantially in the form of Exhibit B-2 to the Prior Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

                "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

                "Fixed Charge Coverage Ratio": as of the end of each fiscal quarter of the Borrower, for the twelve month period ending on such date, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) EBITDA for the applicable period (after giving effect to the Interim Adjustments for the calculations occurring as of October 31, 1997, January 31, 1998 and April 30,
         1998), minus an amount equal to the Capital Expenditures for the applicable period (after giving effect to the Interim Adjustments for the calculations occurring on October 31, 1997, January 31, 1998 and April 30, 1998) (less, in the case of the twelve month periods ending on October 31, 1997 and January 31, 1998, $23,000,000
         (which amounts relate to Capital Expenditures expected to be made in connection with the Ford Ranger program)) to (b) the sum of (i) cash Interest Expense for the applicable period (after giving effect to the Interim Adjustments for the calculations occurring on October 31, 1997, January 31, 1998 and April 30, 1998), plus (ii) scheduled payments of principal on the Term Loans for the applicable period.

                "Foreign Currency Letters of Credit": at any time, all Letters of Credit then denominated in an Available Foreign Currency.

                "Foreign Currency Revolving Credit Loans": at any time, all Revolving Credit Loans then denominated in an Available Foreign Currency.

                "Foreign Currency Subfacility Amount": $80,000,000 or, if less, the aggregate amount of the Revolving Credit Commitments then in effect.

                "Foreign Currency Sublimit Outstandings": at any time, the sum, without duplication, of the Dollar Equivalent Amount of (a) the aggregate then outstanding principal amount of Foreign Currency Revolving Credit Loans, (b) the aggregate then outstanding amount of L/C Obligations in respect of Foreign Currency Letters of Credit and
         (c) the aggregate then outstanding principal amount of Non-Dollar Indebtedness incurred pursuant to subsection 8.2A(d).

                "Foreign Currency Swing Line Commitment": as defined in subsection 2.6(b).

                "Foreign Currency Swing Line Lender": the European Swing Line Administrator and any other Lender (including CIBC) that, with the consent of the Borrower and the Administrative Agent, agrees to make Foreign Currency Swing Line Loans hereunder, in its capacity as a provider of such Foreign Currency Swing Line Loans.

                "Foreign Currency Swing Line Loans": as defined in subsection 2.6(b).

                "Foreign Currency Swing Line Subfacility": $15,000,000.

                "Foreign Stock Pledge Agreements": collectively, the (a) each of the Stock Pledge Agreements executed and delivered by the Borrower and certain of its Domestic Subsidiaries in connection with the Prior Credit Agreement, and (b) each of the Stock Pledge Agreements, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which 65% of the Capital Stock of HWI Sub and approximately 35% of the Capital Stock of Autokola shall be pledged as collateral security to secure the obligations and liabilities of the Borrower hereunder and under any of the other Loan Documents, as the same may be amended, supplemented or otherwise modified from time to time.

                "Foreign Subsidiary": any Subsidiary organized under the laws of any jurisdiction outside the United States.

                "GAAP": generally accepted accounting principles in the United States consistent with those utilized in preparing the audited financial statements referred to in subsection 5.1; provided that for purposes of subsection 7.1 GAAP shall mean generally accepted accounting principles in the United States as in effect at the time of the applicable financial statements.

                "Global Assignment and Acceptance": as defined in subsection 11.18.

                "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity (including, without limitation, any central bank) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. For purposes of subsections 4.9, 4.10 and 11.15, the term "Governmental Authority" shall be deemed to include, without limitation, the National Association of Insurance Commissioners.

                "Guarantee":  as defined in the definition of "Guarantor."

                "Guarantee and Collateral Agreement": the Amended and Restated Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each of its material Domestic Subsidiaries, substantially in the form of Exhibit B-1, as the same may be amended, supplemented or otherwise modified from time to time.

                "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

                "Guarantor":  any Person which is now or hereafter a party to
         (a) the Guarantee and Collateral Agreement or (b) any other guarantee (a "Guarantee") hereafter delivered to the Administrative Agent guaranteeing the obligations and liabilities of each of the Loan Parties hereunder or under any other Loan Documents, including, without limitation, any guarantee delivered pursuant to subsection 7.10.

                "High-Yield Indebtedness":  as defined in the recitals hereto.

                "High-Yield Indebtedness Indenture": the Indenture to be dated as of the Closing Date between the Borrower and The Bank of New York, as trustee, pursuant to which the High-Yield Indebtedness shall be issued, as the same may be amended, supplemented or otherwise modified from time to time in accordance with subsection 8.11.

                "HWI Sub": HL Holding Germany GmbH, a limited liability company under the laws of the Federal Republic of Germany.

                "IKB":  IKB Deutsche Industriebank.

                "Indebtedness": at any date, an amount equal to (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases,
         (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) for purposes of subsection
         8.2 and Section 9(e), all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate, currency, commodity or other hedging arrangement and (f) all liabilities of another Person secured by any Lien on any property owned by such Person whether or not such Person has assumed or otherwise become liable for the payment thereof.

                "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                "Insolvent":  pertaining to a condition of Insolvency.

                "Interest Coverage Ratio": as of the end of each fiscal quarter of the Borrower for the twelve month period ending on such date, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) EBITDA for the applicable period to (b) cash Interest Expense for the applicable period (in each case, after giving effect to the Interim Adjustments for the calculations occurring as of October 31, 1997, January 31, 1998 and April 30,
         1998).

                "Interest Expense": for any period and without duplication, with respect to the Borrower and its Subsidiaries on a consolidated basis, (a) the aggregate amount of interest which would be set forth opposite the caption "interest expense" or any like caption on an income statement for the Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, for such period plus, to the extent not included in such interest, (i) imputed interest included in Financing Leases for such period, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing permitted by subsection 8.2 for such period; (iii) the net payments made in connection with Interest Rate Protection Agreements for such period,
         (iv) the interest portion of any deferred payment obligation for such period, (v) amortization of discount or premium, if any, for such period, (vi) all other non-cash interest expense (other than interest amortized to cost of sales) for such period, (vii) all net capitalized interest for such period and (viii) all interest paid under any Guarantee Obligation, minus (b) net payments received in connection with Interest Rate Protection Agreements for such period, minus (c) amortization of deferred financing costs and expenses for such period.

                "Interest Payment Date": (a) as to any ABR Loan, the last day of each April, July, October and January, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurocurrency Loan having an Interest Period longer than three months each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

                "Interest Period":  with respect to any Eurocurrency Loan:

                        (i) initially, the period commencing on the borrowing
                or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                        (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

         provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                        (1)  if any Interest Period pertaining to a
                   Eurocurrency Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                        (2) any Interest Period that would otherwise extend
                   beyond (a) the Revolving Credit Commitment Termination Date (in the case of Revolving Credit Loans) shall end on the Revolving Credit Commitment Termination Date, (b) the Tranche A Maturity Date (in the case of the Tranche A Term Loans) shall end on the Tranche A Maturity Date, (c) the Tranche B Maturity Date (in the case of the Tranche B Term Loans) shall end on the Tranche B Maturity Date, or (d) the Tranche C Maturity Date (in the case of the Tranche C Term Loans) shall end on the Tranche C Maturity Date;

                        (3) any Interest Period pertaining to a Eurocurrency
                   Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                        (4) the Borrower shall select Interest Periods so as
                   not to require a payment or prepayment of any Eurocurrency Loan during an Interest Period for such Loan.

                "Interest Rate Protection Agreement": any interest rate protection agreement, interest rate future, interest rate option, interest rate cap or collar or other interest rate hedge arrangement, to or under which the Borrower or any of its Subsidiaries is a party or a beneficiary on the Closing Date or becomes a party or a beneficiary after the Closing Date.

                "Interim Adjustments": for the first three full fiscal quarters of the Borrower following the Closing Date (or, in the case of the Leverage Ratio, the third full fiscal quarter of the Borrower following the Closing Date), the Fixed Charge Coverage Ratio, the Interest Coverage Ratio and the Leverage Ratio shall be calculated using the adjustments and assumptions set forth below:

                        (a) for the three full fiscal quarters ending on October 31, 1997, January 31, 1998 and April 30, 1998, Interest Expense for the twelve month period for which the Fixed Charge Coverage Ratio and the Interest Coverage Ratio are being calculated shall be deemed to be the result obtained by multiplying (i) the actual Interest Expense for the period from the Closing Date through the last day of such fiscal quarter times (ii) a ratio equal to (x) 365 divided by (y) the number of days elapsed from the Closing Date until the last day of such fiscal quarter;

                (b) for the fiscal quarter ending on July 31, 1998 and each fiscal quarter thereafter, Interest Expense shall be the actual Interest Expense for the twelve month period ending on such date;

                (c) for the three full fiscal quarters ending on October 31, 1997, January 31, 1998 and April 30, 1998 (or, in the case of the Leverage Ratio or the Pro-Forma Leverage Ratio, the full fiscal quarter ending on April 30, 1998), EBITDA and Capital Expenditures for the twelve month period for which the Fixed Charge Coverage Ratio and (in the case of EBITDA only) the Interest Coverage Ratio and the Leverage Ratio are being calculated shall be the actual EBITDA and Capital Expenditures of the Borrower and Lemmerz on a pro forma basis as if the Acquisition had been consummated on the first day of such period; and

                (d) for the fiscal quarter ending on July 31, 1998 and each fiscal quarter thereafter, EBITDA and Capital Expenditures shall be the actual EBITDA and Capital Expenditures for the twelve month period ending on such date.

                "Investment":  as defined in subsection 8.10.

                "Issuing Lender": CIBC or any of its affiliates, and any other Lender appointed by the Borrower and CIBC, with the consent of such Lender, in its capacity as issuer of Letters of Credit hereunder.

                "JLL": Joseph Littlejohn & Levy Fund II, L.P., a Delaware limited partnership, or any other fund controlled by Joseph, Littlejohn & Levy.

                "L/C Commitment":  $100,000,000.

                "L/C Fee Payment Date": the last day of each April, July, October and January.

                "L/C Obligations": at any date, the sum of (a) the aggregate amount then available to be drawn under all outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed by the Borrower pursuant to subsection 3.5.

                "L/C Participants": with respect to any Letter of Credit, collectively, all the Revolving Credit Lenders other than the Issuing Lender with respect thereto.

                "L/C Participating Interest": with respect to any Letter of Credit (a) in the case of the Issuing Lender with respect thereto, its interest in such Letter of Credit and any

         Letter of Credit Application relating thereto after giving effect to the granting of participating interests therein, if any, pursuant hereto and (b) in the case of each L/C Participant, its undivided participating interest in such Letter of Credit and any Letter of Credit Application relating thereto.

                "Lease Expense": for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, with respect to leases (other than Financing Leases) of real and personal property.

                "Leasehold Mortgages": the Leasehold Mortgages executed and delivered by the Borrower and certain Domestic Subsidiaries of the Borrower, substantially in the form of Exhibit B-3 to the Prior Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

                "Lemmerz": as defined in the recitals hereto.

                "Lemmerz Shareholders": Marianne Lemmerz, Inge Kruger-Presol, Renate Kukwa-Lemmerz and Horst Kukwa-Lemmerz.

                "Lenders": as defined in the preamble hereto and including, without limitation, the Dollar Swing Line Lender, the Foreign Currency Swing Line Lenders and each Issuing Lender.

                "Letters of Credit":  as defined in subsection 3.1.

                "Letter of Credit Application": an application in such form as the applicable Issuing Lender may specify from time to time requesting such Issuing Lender to open a Letter of Credit.

                "Leverage Ratio": as of the end of each fiscal quarter of the Borrower, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Total Indebtedness on such date to (b) EBITDA for the twelve month period ending on such date (after giving effect to the Interim Adjustments for the calculations occurring as of April 30, 1998).

                "Lien": any mortgage, pledge, hypothecation, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

                "Loan": any loan made by any Lender pursuant to this Agreement.

                "Loan Documents": this Agreement, any Notes, any Letter of Credit Applications, any Letters of Credit, the Security Documents and any Guarantees.

                "Loan Parties": the Borrower and each Subsidiary which is a party to a Loan Document, individually, a "Loan Party".

                "London Banking Day": any day on which banks in London are open for general banking business, including dealings in foreign currency and exchange.

                "Majority Lenders": at any time, Lenders the Commitment Percentages of which aggregate more than 50%.

                "Majority Revolving Credit Lenders": Revolving Credit Lenders the Revolving Credit Commitment Percentages of which aggregate more than 50%.

                "Managing Agents": collectively, the Administrative Agent and the Documentation Agent.

                "Material Adverse Effect": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or
         (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

                "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos or asbestos-containing materials, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

                "Merrill Lynch":  Merrill Lynch Capital Corporation.

                "Moody's":  as defined in the definition of "Cash Equivalents."

                "Mortgages": collectively, the Fee Mortgages and the Leasehold Mortgages.

                "Motor Wheel": Motor Wheel Corporation, an Ohio corporation, and a Subsidiary of the Borrower.

                "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                "Net Cash Proceeds": (a) with respect to any sale or other disposition of assets by the Borrower or any of its Subsidiaries, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) minus the sum of (i) the reasonable fees, commissions and other out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such sale or other disposition, (ii) federal, state and local taxes incurred in connection with such sale or other disposition, whether payable at such time or thereafter and (iii) in the case of any such sale or other disposition of assets subject to a Lien securing any Indebtedness (which Lien and Indebtedness are permitted by this Agreement), any amounts required to be repaid by the Borrower or such Subsidiary in respect of such Indebtedness (other than Indebtedness under this Agreement and any Notes) in connection with such sale or other disposition; and

                (b) with respect to any issuance, sale or other disposition of any debt security by the Borrower or any of its Subsidiaries (other than to the Borrower or any of its Subsidiaries), the net amount equal to the aggregate amount received in cash in connection with such issuance, sale or other disposition minus the sum of (i) the reasonable fees, commissions and other out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such issuance, sale or other disposition and (ii) federal, state and local taxes incurred in connection with such issuance, sale or other disposition, whether payable at such time or thereafter.

                "Net Income": for any period, the aggregate of the net income of the Borrower and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, for such period; provided that there shall be excluded from Net Income (a) the net income of a Person whose net income is not consolidated with the Borrower's under GAAP (other than the amount of dividends and other distributions paid or made by such Person to the Borrower or any of its Subsidiaries during such period), (b) the net income of any Person for such period acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (c) any net gain or loss for such period (net of the related tax effect thereof) resulting from any sale or other disposition of assets or any sale or other disposition of any Capital Stock of any Person by the Borrower or any of its Subsidiaries, in each case, other than in the ordinary course of business and permitted by subsection 8.6, (d) extraordinary gains and losses for such period (net of the related tax effect thereof), (e) non-recurring gains and losses for such period (net of the related tax effect thereof) and (f) cash returns on or on account of Investments permitted under subsection 8.10(g); provided that there shall be added back to Net Income non-cash restructuring charges deducted in calculating Net Income for such period.

                "New Borrower Investors": JLL, CIBC WG Argosy Merchant Fund 2, L.L.C., TSG Capital Fund II, L.P., Nomura Holding America, Inc., Chase Equity Associates, L.P., the Lemmerz Shareholders and their respective Affiliates.

                "Non-Dollar Indebtedness": at any time, all Indebtedness of the Borrower and its Subsidiaries then denominated in a currency other than Dollars.

                "Non-Excluded Taxes":  as defined in subsection 4.11.

                "Notes": collectively, the Revolving Credit Notes, the Swing Line Note and the Term Notes, if any.

                "Notice of Foreign Currency Swing Line Refunding": as defined in subsection 2.6(e)(i).

                "Participant":  as defined in subsection 11.6(b).

                "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                "PBGC Agreement": the Hayes Wheels Int'l Inc. - PBGC Agreement dated July 2, 1996 between the Borrower and the PBGC with respect to, among other things, the funding levels of certain pension plans of the Borrower and Motor Wheel.

                "Permitted Hedging Arrangement":  as defined in subsection
         8.16.

                "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                "Prior Credit Agreement":  as defined in the recitals hereto.

                "Pro-Forma Leverage Ratio": at the time of and after giving effect to any Investment described in clause (y) of the proviso to subsection 8.10(e), the ratio of (a) Total Indebtedness then outstanding to (b) EBITDA for the four quarter period then most recently ended for which financial statements shall have been delivered to the Lenders pursuant to subsection 7.1(a) or (b) (after giving effect, in the case of any calculations occurring as of April 30, 1998, to the Interim Adjustments and with EBITDA being calculated on the assumption that such Investment had been completed on the first day of such period).

                "Purchase Agreement": the Purchase Agreement, dated as of June 6, 1997, among Hayes Wheels International, Inc., Cromodora Wheels S.p.A., Lemmerz Holding GmbH and the Lemmerz Shareholders, as amended, supplemented or otherwise modified from time to time.

                "Refinancing":  as defined in the recitals hereto.

                "Refunded Dollar Swing Line Loans": as defined in subsection 2.6(d)(i).

                "Register":  as defined in subsection 11.6(d).

                "Reimbursement Obligations": the obligation of the Borrower to reimburse the Issuing Lenders pursuant to subsection 3.5 for amounts drawn under Letters of Credit.

                "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
         Section 4241 of ERISA.

                "Reportable Event": any of the events set forth in Section 4043 of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. Section 2615.

                "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                "Responsible Officer": the chief executive officer, the president and the general counsel of the Borrower or, with respect to financial matters, the chief financial officer and the treasurer of the Borrower.

                "Revolving Credit Commitment": as to any Revolving Credit Lender, its obligation to make Revolving Credit Loans to, and/or make or participate in Swing Line Loans made to, and/or issue or participate in Letters of Credit issued on behalf of, the Borrower in an aggregate amount not to exceed at any one time outstanding the amount set forth under such Revolving Credit Lender's name in Schedule A opposite the heading "Revolving Credit Commitment" or, in the case of any Lender that is an Assignee, the amount of the assigning Lender's Revolving Credit Commitment assigned to such Assignee pursuant to subsection 11.6 (in each case as such amount may be adjusted from time to time as provided herein).

                "Revolving Credit Commitment Percentage": as to any Revolving Credit Lender, the percentage of the aggregate Revolving Credit Commitments constituted by its Revolving Credit Commitment (or, if the Revolving Credit Commitments have terminated or expired, the percentage which (i) the sum of the Dollar Equivalent Amount of (a) such Lender's then outstanding Revolving Credit Loans plus (b) such Lender's interests in the aggregate L/C Obligations and Swing Line Loans then outstanding then constitutes of (ii) the sum of the Dollar Equivalent Amount of (a) the aggregate Revolving Credit Loans of all the Revolving Credit Lenders then outstanding plus (b) the aggregate L/C Obligations and Swing Line Loans then outstanding).

                "Revolving Credit Commitment Period": the period from and including the Closing Date to but not including the Revolving Credit Commitment Termination Date.

                "Revolving Credit Commitment Termination Date":  the earlier of
         (a) July 31, 2003 or, if such date is not a Business Day, the Business Day next preceding such date and (b) the date upon which the Revolving Credit Commitments shall be terminated pursuant hereto.

                "Revolving Credit Lender": any Lender having a Revolving Credit Commitment or that holds outstanding Revolving Credit Loans or L/C Participating Interests hereunder.

                "Revolving Credit Loans":  as defined in subsection 2.1.

                "Revolving Credit Note":  as defined in subsection 2.2.

                "Securities Act": the Securities Act of 1933, as amended from time to time.

                "Security Documents": collectively, the Guarantee and Collateral Agreement, the Foreign Stock Pledge Agreements, the Copyright, Patent and Trademark Security Agreement, the Fee Mortgages and the Leasehold Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrower hereunder or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including, without limitation, any security document delivered pursuant to subsection 7.10.

                "Seller Preferred Stock": as defined in the recitals hereto.

                "Senior Subordinated Notes": the Senior Subordinated Notes due 2006 of the Borrower in an aggregate principal amount of $250,000,000 issued pursuant to the Senior Subordinated Notes Indenture, as the same may be amended, supplemented or otherwise modified from time to time in accordance with subsection 8.11.

                "Senior Subordinated Notes Indenture": the Indenture dated as of June 27, 1996 between the Borrower and First Trust National Association as successor to Comerica Bank, as trustee, as the same may be amended, supplemented or otherwise modified from time to time in accordance with subsection 8.11.

                "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                "Specified Assets": those assets specified in the letter, dated June 30, 1997, from the Borrower to the Managing Agents and the Lenders identifying certain assets of the Borrower and its Subsidiaries which the Borrower proposes to sell.

                "Specified Investments": those Investments specified in the letter, dated June 30, 1997, from the Borrower to the Managing Agents and the Lenders identifying certain Investments proposed to be made by the Borrower and/or one or more of its Subsidiaries .

                "S&P":  as defined in the definition of "Cash Equivalents."

                "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity ("Voting Stock") are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

                "Swing Line Loans": collectively, Dollar Swing Line Loans and Foreign Currency Swing Line Loans.

                "Swing Line Note":  as defined in subsection 2.6(c).

                "Swing Line Lenders": collectively, the Dollar Swing Line Lender and the Foreign Currency Swing Line Lenders.

                "Term Loan":  as defined in subsection 2.7.

                "Term Loan Lenders": collectively, the Tranche A-1 Term Loan Lenders, the Tranche A-2 Term Loan Lenders, the Tranche B Term Loan Lenders and the Tranche C Term Loan Lenders.

                "Term Note" and "Term Notes":  as defined in subsection 2.11.

                "Total Indebtedness": on any date, with respect to the Borrower and its Subsidiaries on a consolidated basis, all Indebtedness of the Borrower and its Subsidiaries on such date.

                "Tranche": collectively, Eurocurrency Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

                "Tranche A Maturity Date":  July 31, 2003.

                "Tranche A Term Loans": collectively, the Tranche A-1 Term Loans and the Tranche A-2 Term Loans.

                "Tranche A-1 Term Loan Commitment Percentage": as to any Tranche A-1 Term Loan Lender, the percentage of the aggregate outstanding Tranche A-1 Term Loans constituted by its Tranche A-1 Term Loan.

                "Tranche A-1 Term Loan Lender": any Lender that holds outstanding Tranche A-1 Term Loans.

                "Tranche A-1 Term Loan":  as defined in subsection 2.7.

                "Tranche A-1 Term Note":  as defined in subsection 2.8(a).

                "Tranche A-2 Term Loan Commitment": as to any Tranche A-2 Term Loan Lender, its obligation to make a Tranche A-2 Term Loan to the Borrower in Deutschemarks pursuant to subsection 2.7 in a Dollar Equivalent Amount equal to the amount set forth opposite such Tranche A-2 Term Loan Lender's name in Schedule A under the heading "Tranche A-2 Term Loan Commitment", collectively, the "Tranche A-2 Term Loan Commitments".

                "Tranche A-2 Term Loan Commitment Percentage": as to any Tranche A-2 Term Loan Lender, the percentage of the aggregate Tranche A-2 Term Loan Commitments constituted by its Tranche A-2 Term Loan Commitment or, following the Closing Date, the percentage of the aggregate outstanding Tranche A-2 Term Loans constituted by its Tranche A-2 Term Loan.

                "Tranche A-2 Term Loan Lender": any Lender having a Tranche A-2 Term Loan Commitment hereunder or that holds outstanding Tranche A-2 Term Loans.

                "Tranche A-2 Term Loan":  as defined in subsection 2.7.

                "Tranche A-2 Term Note":  as defined in subsection 2.9(a).

                "Tranche B Maturity Date":  July 31, 2004.

                "Tranche B Term Loan Commitment Percentage": as to any Tranche B Term Loan Lender, the percentage of the aggregate outstanding Tranche B Term Loans constituted by its Tranche B Term Loan.

                "Tranche B Term Loan Lender": any Lender that holds outstanding Tranche B Term Loans.

                "Tranche B Term Loan":  as defined in subsection 2.7.

                "Tranche B Term Note":  as defined in subsection 2.9(a).

                "Tranche C Maturity Date":  July 31, 2005.

                "Tranche C Term Loan Commitment Percentage": as to any Tranche C Term Loan Lender, the percentage of the aggregate outstanding Tranche C Term Loans constituted by its Tranche C Term Loan.

                "Tranche C Term Loan Lender": any Lender that holds outstanding Tranche C Term Loans.

                "Tranche C Term Loan":  as defined in subsection 2.7.

                "Tranche C Term Note":  as defined in subsection 2.11(a).

                "Transactions": collectively, the Acquisition, the Refinancing, the issuance of the High Yield Indebtedness and the Consent Solicitation.

                "Transaction Documents": collectively, the Purchase Agreement, the High-Yield Indebtedness Indenture and the other documents listed on Schedule C executed in connection with the Transactions, as the same may be amended, supplemented or otherwise modified from time to time in accordance with subsection 8.11.

                "Transferee":  as defined in subsection 11.6(f).

                "Type": as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

                "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

                "United States":  the United States of America.

                "Wholly Owned Subsidiary": means any Subsidiary, all of the outstanding voting securities (other than directors' qualifying shares or shares held pursuant to similar requirements of law in respect of Foreign Subsidiaries and other than shares of Lemmerz representing not more than .01% of the voting securities thereof) of which are owned, directly or indirectly, by the Borrower.

                "Working Capital": on any date, with respect to the Borrower and its Subsidiaries on a consolidated basis, the Current Assets (other than cash and Cash Equivalents) of the Borrower and its Subsidiaries on such date, minus the Current Liabilities (other than the current portion of long term Indebtedness and short term Indebtedness of Foreign Subsidiaries) of the Borrower and its Subsidiaries on such date.

        1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Documents or any certificate or other document made or delivered pursuant hereto.

                (b) As used herein and in any Notes, any other Loan Documents and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

                (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


                  SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

        2.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans (each a "Revolving Credit Loan", collectively, "Revolving Credit Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in Dollars and/or one or more Available Foreign Currencies so long as after giving effect thereto (i) the Available Revolving Credit Commitment of such Revolving Credit Lender would not be less than zero, (ii) the Aggregate Revolving Credit Outstandings would not exceed the aggregate amount of the Revolving Credit Commitments of all the Revolving Credit Lenders, and (iii) the then Dollar Equivalent Amount of the Foreign Currency Sublimit Outstandings would not exceed the Foreign Currency Subfacility Amount. During the Revolving Credit Commitment Period, the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, provided that (I) not more than $150,000,000 in aggregate principal amount of the Revolving Credit Loans may be borrowed on the Closing Date, and (II) the Aggregate Outstanding Revolving Credit (other than in respect of the undrawn portion of any Letters of Credit) at any time during any consecutive thirty day period during each fiscal year of the Borrower (such thirty day period during each fiscal year to be selected by the Borrower) may in no event exceed the Clean- Down Amount (as certified to the Administrative Agent pursuant to subsection 7.2(b)(iv)).

                (b) The Revolving Credit Loans may from time to time be (i) Eurocurrency Loans, (ii) ABR Loans (in the case of Dollar Revolving Credit
Loans only) or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.3 and 4.4, provided that no Revolving Credit Loan shall be made as a Eurocurrency Loan after the day that is one month prior to the Revolving Credit Commitment Termination Date.

        2.2 Revolving Credit Notes. The Borrower agrees that, upon the request to the Administrative Agent by any Revolving Credit Lender made on or prior to the Closing

Date or in connection with any assignment pursuant to subsection 11.6, to evidence such Lender's Dollar Revolving Credit Loans the Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1, with appropriate insertions as to payee, date and principal amount (each, as amended, supplemented, replaced or otherwise modified from time to time, a "Revolving Credit Note"), payable to the order of such Lender and in a principal amount equal to the lesser of (a) the amount set forth under such Lender's name in Schedule A opposite the heading "Revolving Credit Commitment" and (b) the aggregate unpaid principal amount of all Dollar Revolving Credit Loans made by such Lender to such Borrower. Each Revolving Credit Note shall
(x) be dated the Closing Date, (y) be stated to mature on the Revolving Credit Commitment Termination Date and (z) provide for the payment of interest in accordance with subsection 4.1.

        2.3 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) four Business Days (or three Business Days if the Revolving Credit Loans requested are to be denominated in Dollars) prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurocurrency Loans or (b) on the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurocurrency Loans, ABR Loans or a combination thereof,
(iv) the applicable Currency and (v) if the borrowing is to be entirely or partly of Eurocurrency Loans, the respective amount of such Type of Loan and the respective length of the initial Interest Period therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the aggregate Available Revolving Credit Commitments then in effect are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, the Dollar Equivalent Amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified from time to time by the Administrative Agent prior to (i) in the case of borrowings in Dollars, 1:00 P.M., New York City time or (ii) in the case of borrowings in Available Foreign Currencies, 10:00 A.M., New York City time, on the Borrowing Date requested by the Borrower in the requested Currency in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower as previously specified in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Revolving Credit Lenders and in like funds as received by the Administrative Agent.

        2.4 Commitment Fees; Other Fees. (a) The Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Credit Lender, a commitment fee for the period from and including the first day of the Revolving Credit Commitment Period to the Revolving Credit Commitment Termination Date, computed at the Applicable Commitment

Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each April, July, October and January and on the Revolving Credit Commitment Termination Date, commencing on the first of such days to occur after the Closing Date.

                (b) The Borrower shall pay to CIBC, Merrill Lynch and the Lenders the amounts set forth in the Fee Letters dated May 21, 1997 among CIBC, Merrill Lynch and the Borrower on the dates set forth therein.

        2.5  Termination or Reduction of Revolving Credit Commitments.  (a)
The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent (which will promptly notify the Lenders thereof), to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, (i) the Available Revolving Credit Commitment of each Revolving Credit Lender would be less than zero, (ii) the Aggregate Revolving Credit Outstandings would exceed the aggregate amount of the Revolving Credit Commitments of all the Revolving Credit Lenders or (iii) the then Dollar Equivalent Amount of the Foreign Currency Sublimit Outstandings would exceed the Foreign Currency Subfacility Amount. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and shall reduce permanently the Revolving Credit Commitments then in effect.

                (b) The Revolving Credit Commitments shall be automatically reduced in connection with any reductions of the Revolving Credit Commitments in accordance with subsection 4.3(e). Any such reduction shall reduce permanently the Revolving Credit Commitments then in effect.

        2.6 Swing Line Commitments. (a) Subject to the terms and conditions hereof, the Dollar Swing Line Lender agrees to make swing line loans denominated in Dollars ("Dollar Swing Line Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding, when added to the Dollar Equivalent Amount of then outstanding Foreign Currency Swing Line Loans provided for (and as calculated in) subsection 2.6(b), not to exceed the Dollar Swing Line Commitment, provided that no Dollar Swing Line Loan shall be required to be made hereunder unless, after giving effect thereto, (i) the Available Revolving Credit Commitment of each Revolving Credit Lender would not be less than zero and (ii) the Aggregate Revolving Credit Outstandings would not exceed the aggregate amount of the Revolving Credit Commitments of all the Revolving Credit Lenders. Amounts borrowed by the Borrower under this subsection 2.6(a) may be repaid and, through but excluding the Revolving Credit Commitment Termination Date, reborrowed. All Dollar Swing Line Loans shall be made as ABR Loans and shall not be entitled to be converted into Eurocurrency Loans. The Borrower shall give the Dollar Swing Line Lender irrevocable notice (which notice must be received by the Dollar Swing Line Lender prior to 12:00 Noon, New York City time) on the requested Borrowing Date specifying the amount of the requested Dollar

Swing Line Loan which shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. The proceeds of each Dollar Swing Line Loan will be made available on the date requested by the Dollar Swing Line Lender to the Borrower by crediting the account of the Borrower as specified in writing by the Borrower to the Administrative Agent with such proceeds in Dollars.

        (b) The Borrower may, subject to the terms and conditions of this Agreement, borrow swing line loans denominated in Available Foreign Currencies ("Foreign Currency Swing Line Loans") from any Foreign Currency Swing Line Lender from time to time during the Revolving Credit Commitment Period upon the extension of a Foreign Currency Swing Line Commitment (as hereafter defined) on such terms and conditions as may be agreed to by the Borrower and such Foreign Currency Swing Line Lender, including, but not limited to, the applicable Available Foreign Currency, the procedures for the Foreign Currency Swing Line Lender to make the proceeds of such Foreign Currency Swing Line Loans available to the Borrower (including, without limitation, the lending installation from which such Foreign Currency Swing Line Loan is to be made), the applicable interest rate, the manner of calculation of the applicable interest rate, the maximum aggregate principal Dollar Equivalent Amount of Foreign Currency Swing Line Loans that such Foreign Currency Swing Line Lender shall commit to lend to the Borrower in such Available Foreign Currency (such amount, a "Foreign Currency Swing Line Commitment") and the duration of such Foreign Currency Swing Line Commitment, provided that such terms and conditions shall not be inconsistent with the limitations on Foreign Currency Swing Line Commitments and Foreign Currency Swing Line Loans set forth in this subsection and elsewhere in this Agreement. No loan made under a Foreign Currency Swing Line Commitment shall be treated as a Foreign Currency Swing Line Loan for purposes of this Agreement and the other Loan Documents, including, but not limited to, for the purposes of entitling such loans to the benefits of subsection 2.6(e), unless and until the Borrower and the applicable Foreign Currency Swing Line Lender shall have informed the Administrative Agent in writing of the Dollar Equivalent Amount of the Foreign Currency Swing Line Commitment of such Foreign Currency Swing Line Lender and all other terms and conditions thereof. At any time, and from time to time thereafter, subject to the terms and conditions of this Agreement, the Borrower may borrow Foreign Currency Swing Line Loans from such Foreign Currency Swing Line Lender in an amount equal to the then unused amount of the Foreign Currency Swing Line Commitment of such Foreign Currency Swing Line Lender. Anything in this Agreement to the contrary notwithstanding, in any determination of the aggregate amount of outstanding Foreign Currency Swing Line Loans at any time for all purposes of this Agreement and the other Loan Documents (excluding any determinations of the unused amount of any Foreign Currency Swing Line Commitment for purposes of the preceding sentence), the full Dollar Equivalent Amount (calculated in each case on the date such Foreign Currency Swing Line Commitment is originally extended) of each Foreign Currency Swing Line Commitment of each Foreign Currency Swing Line Lender (other than CIBC) shall be deemed to be outstanding as Foreign Currency Swing Line Loans, whether borrowed or not borrowed, and only the aggregate principal Dollar Equivalent Amount of the then outstanding Foreign Currency Swing Line Loans made by CIBC shall be included in such determination; provided, further, that at no time shall any Foreign Currency Swing Line Loan Commitment be extended, or Foreign Currency Swing Line Loan be made, by a Foreign Currency Swing Line

Lender or accepted by the Borrower if, after giving effect thereto, (i) the aggregate Dollar Equivalent Amount (calculated, in the case of each Foreign Currency Swing Line Commitment, on the date such Foreign Swing Line Commitment is originally extended) of the Foreign Currency Swing Line Loans and of the Foreign Currency Swing Line Commitments (as the case may be as provided for above) of all the Foreign Currency Swing Line Lenders exceed the Foreign Currency Swing Line Subfacility or (ii) the sum of (A) the aggregate principal amount of the Dollar Swing Line Loans and (B) aggregate Dollar Equivalent Amount (calculated, in the case of each Foreign Currency Swing Line Commitment, on the date such Foreign Swing Line Commitment is originally extended) of the Foreign Currency Swing Line Loans and the Foreign Currency Swing Line Commitments (as the case may be as provided for above) exceed the Swing Line Commitment and provided, further, however, that at no time shall any Foreign Currency Swing Line Loan Commitment be extended, or Foreign Currency Swing Line Loan be made, by a Foreign Currency Swing Line Lender or accepted by the Borrower if, after giving effect thereto, (I) the Available Revolving Credit Commitment of a Revolving Credit Lender would be less than zero or (II) the Aggregate Revolving Credit Outstandings would exceed the aggregate amount of the Revolving Credit Commitments of all the Revolving Credit Lenders.

                (c) The Borrower agrees that, upon the request to the Administrative Agent by the Dollar Swing Line Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6, to evidence the Dollar Swing Line Loans the Borrower will execute and deliver to the Dollar Swing Line Lender a promissory note substantially in the form of Exhibit A-6, with appropriate insertions (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the "Swing Line Note"), payable to the order of the Dollar Swing Line Lender and representing the obligation of the Borrower to pay the amount of the Dollar Swing Line Commitment or, if less, the unpaid principal amount of the Dollar Swing Line Loans made to the Borrower by the Dollar Swing Line Lender, with interest thereon as prescribed in subsection 4.1. The Swing Line Note shall (a) be dated the Closing Date, (b) be stated to mature on the Revolving Credit Commitment Termination Date and (c) provide for the payment of interest in accordance with subsection 4.1.

                (d) (i) The Dollar Swing Line Lender, at any time in its sole and absolute discretion may, and, at any time as there shall be a Dollar Swing Line Loan outstanding for more than seven Business Days, the Dollar Swing Line Lender shall, on behalf of the Borrower (which hereby irrevocably directs and authorizes the Dollar Swing Line Lender to act on its behalf), request each Revolving Credit Lender, including the Swing Line Lenders, to make a Revolving Credit Loan as an ABR Loan in Dollars in an amount equal to such Revolving Credit Lender's Revolving Credit Commitment Percentage of the principal amount of all of the Dollar Swing Line Loans (the "Refunded Dollar Swing Line Loans") outstanding on the date such notice is given; provided that the provisions of this subsection shall not affect the obligations of the Borrower to prepay Dollar Swing Line Loans in accordance with the provisions of subsection 4.2. Unless the Revolving Credit Commitments shall have expired or terminated for any reason, including but not limited to, the occurrence of any of the events described in paragraph (f) of Section 9 hereto with respect to the Borrower (in which event the procedures of paragraph (d)(ii) of this subsection 2.6 shall apply), and without regard to whether the conditions precedent in subsection 6.2 are satisfied, each Revolving Credit Lender will make the proceeds of its Revolving Credit Loan available to the Administrative Agent for the account of the Dollar Swing Line Lender at the office of the Administrative Agent specified by the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Dollar Swing Line Loans.

                        (ii) If the Revolving Credit Commitments shall expire or terminate (for any reason, including but not limited to the occurrence of any of the events described in paragraph (f) of Section 9 hereto with respect to the Borrower) at any time while Dollar Swing Line Loans are outstanding, each Revolving Credit Lender shall, at the option of the Dollar Swing Line Lender exercised reasonably, either (i) notwithstanding the expiration or termination of the Revolving Credit Commitments and without regard to whether the conditions precedent in subsection 6.2 are satisfied, make a Revolving Credit Loan as an ABR Loan (which Revolving Credit Loan shall be deemed a "Revolving Credit Loan" for all purposes of this Agreement and the other Loan Documents) or (ii) purchase an undivided participating interest in such Dollar Swing Line Loans, in either case, in an amount equal to such Revolving Credit Lender's Revolving Credit Commitment Percentage determined on the date of, and immediately prior to, expiration or termination of the Revolving Credit Commitments of the aggregate principal amount of such Dollar Swing Line Loans. Each Revolving Credit Lender will make the proceeds of any Revolving Credit Loan made pursuant to the immediately preceding sentence available to the Administrative Agent for the account of the Dollar Swing Line Lender at the office of the Administrative Agent specified by the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date on which the Revolving Credit Commitments expire or terminate. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Dollar Swing Line Loans outstanding on the date of termination or expiration of the Revolving Credit Commitments. In the event that the Revolving Credit Lenders purchase undivided participating interests pursuant to the first sentence of this paragraph (d)(ii), each Revolving Credit Lender shall immediately transfer to the Dollar Swing Line Lender, in immediately available funds, the amount of its participation.

                        (iii) Whenever, at any time after the Dollar Swing Line Lender has received from any Revolving Credit Lender such Revolving Credit Lender's participating interest in a Dollar Swing Line Loan and the Dollar Swing Line Lender receives any payment on account thereof, the Dollar Swing Line Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender's participating interest was outstanding and funded); provided that in the event that such payment received by the Dollar Swing Line Lender is required to be returned such Revolving Credit Lender will return to the Dollar Swing Line Lender any portion thereof previously distributed by the Dollar Swing Line Lender to it.

                (e) (i) Subject to the provisions of the second sentence of subsection 2.6(b), if any Event of Default shall occur and be continuing, any Foreign Currency Swing Line Lender may, in its sole and absolute discretion, direct that the Foreign Currency Swing Line Loans owing to it be refunded, by delivering a notice (with such detail as the Administrative Agent shall request, a "Notice of Foreign Currency Swing Line Refunding") to the Administrative Agent. Upon receipt of such notice, the Administrative Agent shall (i) promptly give notice of the contents thereof to the Revolving Credit Lenders and, unless an Event of Default described in paragraph (f) of Section 9 in respect of the Borrower has occurred, to the Borrower and (ii) calculate the Dollar Equivalent Amount of the aggregate principal amount of the Foreign Currency Swing Line Loans of such Foreign Currency Swing Line Lender outstanding as of the date the Administrative Agent received such Notice of Foreign Currency Swing Line Refunding (the "Dollar Refunding Amount"). Each such Notice of Foreign Currency Swing Line Refunding shall be deemed to constitute delivery by the Borrower of a notice to the Administrative Agent requesting each Revolving Credit Lender to make a Revolving Credit Loan denominated in Dollars in an amount equal to such Revolving Credit Lender's Revolving Credit Commitment Percentage of the Dollar Refunding Amount as an ABR Loan. Unless the Revolving Credit Commitments shall have expired or terminated for any reason, including but not limited to, the occurrence of any of the events described in paragraph
(f) of Section 9 hereto with respect to the Borrower (in which event the procedures of paragraph (e)(ii) of this subsection 2.6 shall apply), and without regard to whether the conditions precedent in subsection 6.2 are satisfied, each Revolving Credit Lender will make the proceeds of its Revolving Credit Loan available to the Administrative Agent for the account of the applicable Foreign Currency Swing Line Lender at the office of the Administrative Agent specified by the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay to the applicable Foreign Currency Swing Line Lender the Dollar Refunding Amount.

                        (ii) If the Revolving Credit Commitments shall expire or terminate (for any reason, including but not limited to the occurrence of any of the events described in paragraph (f) of Section 9 hereto with respect to the Borrower) at any time while Foreign Currency Swing Line Loans made by a Foreign Currency Swing Line Lender are outstanding, each Revolving Credit Lender shall, at the option of the applicable Foreign Currency Swing Line Lender exercised reasonably, either (i) notwithstanding the expiration or termination of the Revolving Credit Commitments and without regard to whether the conditions precedent in subsection 6.2 are satisfied, make a Revolving Credit Loan as an ABR Loan denominated in Dollars (which Revolving Credit Loan shall be deemed a "Revolving Credit Loan" for all purposes of this Agreement and the other Loan Documents) or (ii) purchase an undivided participating interest in the Foreign Currency Swing Line Loans of such Foreign Currency Swing Line Lender, in either case, in a Dollar Equivalent Amount equal to such Revolving Credit Lender's Revolving Credit Commitment Percentage determined on the date of, and immediately prior to, expiration or termination of the Revolving Credit Commitments of the aggregate principal amount of such Foreign Currency Swing Line Loans. Each Revolving Credit Lender will make the proceeds of any Revolving Credit Loan made pursuant to the immediately preceding sentence available to the Administrative Agent for the account of the applicable Foreign Currency Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business

Day next succeeding the date on which the Revolving Credit Commitments expire or terminate. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Foreign Currency Swing Line Loans of such Foreign Currency Swing Line Lender outstanding on the date of termination or expiration of the Revolving Credit Commitments. In the event that the Revolving Credit Lenders purchase undivided participating interests pursuant to the first sentence of this paragraph (e)(ii), each Revolving Credit Lender shall immediately transfer to the applicable Foreign Currency Swing Line Lender, in immediately available funds, the amount of its participation.

                        (iii) Whenever, at any time after a Foreign Currency Swing Line Lender has received from any Revolving Credit Lender such Revolving Credit Lender's participating interest in a Foreign Currency Swing Line Loan made by such Foreign Currency Swing Line Lender and such Foreign Currency Swing Line Lender receives any payment on account thereof, such Foreign Currency Swing Line Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender's participating interest was outstanding and funded); provided that in the event that such payment received by such Foreign Currency Swing Line Lender is required to be returned such Revolving Credit Lender will return to such Foreign Currency Swing Line Lender any portion thereof previously distributed by such Foreign Currency Swing Line Lender to it.

                (f) Notwithstanding anything herein to the contrary, neither the Dollar Swing Line Lender nor any Foreign Currency Swing Line Lender shall be obligated to make any Swing Line Loan if the conditions set forth in subsection 6.2 have not been satisfied.

        2.7 Term Loans. Subject to the terms and conditions hereof, each Term Loan Lender severally agrees, (a) on the Closing Date, to continue a term loan in Dollars (a "Tranche A-1 Term Loan") in the principal amount set forth under such Lender's name in Schedule A opposite the heading "Tranche A-1 Term Loans",
(b) on July 1, 1997, to make a term loan in Deutschemarks (a "Tranche A-2 Term Loan") in a principal Dollar Equivalent Amount set forth under such Lender's name in Schedule A opposite the heading "Tranche A-2 Term Loan Commitment", (c) on the Closing Date, to continue a term loan in Dollars (a "Tranche B Term Loan") in the principal amount set forth under such Lender's name in Schedule A opposite the heading "Tranche B Term Loans", and/or (d) on the Closing Date, to continue a term loan in Dollars (a "Tranche C Term Loan", and together with the Tranche A-1 Term Loans, the Tranche A-2 Term Loans and the Tranche B Term Loans, the "Term Loans") in the principal amount set forth under such Lender's name in Schedule A opposite the heading "Tranche C Term Loans". The Term Loans may from time to time be (a) Eurocurrency Loans, (b) ABR Loans (other than in the case of a Tranche A-2 Term Loan) or (c) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsection 4.4. Amounts paid on account of the Term Loans pursuant to subsections 2.8, 2.9, 2.10 or 2.11 may not be reborrowed.

        2.8 Tranche A-1 Term Notes. (a) The Borrower agrees that, upon the request to the Administrative Agent by any Tranche A Term Loan Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6, to evidence such Lender's Tranche A-1 Term Loan the Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-2 (each, as amended, supplemented, replaced or otherwise modified from time to time, a "Tranche A-1 Term Note"), with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Tranche A-1 Term Loan Lender and in a principal amount equal to the amount set forth under such Tranche A-1 Term Loan Lender's name on Schedule A opposite the heading "Tranche A-1 Term Loans." Any Tranche A-1 Term Note shall (i) be dated the Closing Date, (ii) be payable as provided in subsection 2.8(b) and (iii) provide for the payment of interest in accordance with subsection 4.1. Each Lender which on the Closing Date is the holder of a Tranche A-1 Term Note issued pursuant to the Prior Credit Agreement shall on such date deliver such Tranche A-1 Term Note to the Administrative Agent marked "superseded", and will accept, in substitution for and replacement of (but not in satisfaction of) such existing Tranche A-1 Term Note (to the extent of the Tranche A-1 Term Loan evidenced thereby), a Tranche A-1 Term Note meeting the requirements of this subsection; the Administrative Agent will on the Closing Date deliver to the Borrower all such existing Tranche A-1 Term Notes received by the Administrative Agent on or before such date.

                (b) The Tranche A-1 Term Loans shall be payable in 22 consecutive quarterly installments on the dates and in the aggregate principal amount (together with all accrued interest thereon) set forth below opposite the applicable installment date (or, if less, the aggregate amount of the Tranche A-1 Term Loans then outstanding):

                 Installment                            Amount
                 -----------                            ------

                 April 30, 1998                         $3,250,000
                 July 31, 1998                           3,250,000
                 October 31, 1998                        3,250,000
                 January 31, 1999                        3,250,000
                 April 30, 1999                          7,000,000
                 July 31, 1999                           7,000,000
                 October 31, 1999                        7,000,000
                 January 31, 2000                        7,000,000
                 April 30, 2000                          8,500,000
                 July 31, 2000                           8,500,000
                 October 31, 2000                        8,500,000
                 January 31, 2001                        8,500,000
                 April 30, 2001                          9,000,000
                 July 31, 2001                           9,000,000
                 October 31, 2001                        9,000,000
                 January 31, 2002                        9,000,000
                 April 30, 2002                         11,000,000
                 July 31, 2002                          11,000,000
                 October 31, 2002                       11,000,000
                 January 31, 2003                       11,000,000
                 April 30, 2003                          9,000,000
                 July 31, 2003                           9,000,000
                                                        -----------

                 Total                                  $173,000,000

                 2.9 Tranche A-2 Term Notes. (a) The Borrower agrees that, upon the request to the Administrative Agent by any Tranche A-2 Term Loan Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6, to evidence such Lender's Tranche A-2 Term Loan the Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-3 (each, as amended, supplemented, replaced or otherwise modified from time to time, a "Tranche A-2 Term Note"), with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Tranche A-2 Term Loan Lender and in a principal amount equal to the amount set forth under such Tranche A-2 Term Loan Lender's name on Schedule A opposite the heading "Tranche A-2 Term Loan Commitment."
Any Tranche A Term Note shall (i) be dated the Closing Date, (ii) be payable as provided in subsection 2.9(b) and (iii) provide for the payment of interest in accordance with subsection 4.1.

                (b) The Tranche A-2 Term Loans shall be payable in 18 consecutive quarterly installments on the dates and in the aggregate principal amount (together with all accrued interest thereon) equal to the percentages set forth below opposite the applicable installment date multiplied by the aggregate original principal amount of the Tranche A-2 Term Loans (or, if less, the aggregate amount of the Tranche A-2 Term Loans then outstanding):

                 Installment                         Percentage
                 -----------                         ----------

                 April 30, 1999                       1.875%
                 July 31, 1999                        1.875
                 October 31, 1999                     1.875
                 January 31, 2000                     1.875
                 April 30, 2000                       3.750
                 July 31, 2000                        3.750
                 October 31, 2000                     3.750
                 January 31, 2001                     3.750
                 April 30, 2001                       5.000
                 July 31, 2001                        5.000
                 October 31, 2001                     5.000
                 January 31, 2002                     5.000
                 April 30, 2002                       5.000
                 July 31, 2002                        5.000
                 October 31, 2002                     5.000
                 January 31, 2003                     5.000
                 April 30, 2003                      18.750
                 July 31, 2003                       18.750
                                                     ------

                 Total                                  100%

                 2.10 Tranche B Term Notes. (a) The Borrower agrees that, upon the request to the Administrative Agent by any Tranche B Term Loan Lender made on or prior to the

Closing Date or in connection with any assignment pursuant to subsection 11.6, to evidence such Lender's Tranche B Term Loan the Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-4 (each, as amended, supplemented, replaced or otherwise modified from time to time, a "Tranche B Term Note"), with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Tranche B Term Loan Lender and in a principal amount equal to the amount set forth under such Tranche B Term Loan Lender's name on Schedule A opposite the heading "Tranche B Term Loans." Any Tranche B Term Note shall (i) be dated the Closing Date, (ii) be payable as provided in subsection 2.10(b) and (iii) provide for the payment of interest in accordance with subsection 4.1. Each Lender which on the Closing Date is the holder of a Tranche B Term Note issued pursuant to the Prior Credit Agreement shall on such date deliver such Tranche B Term Note to the Administrative Agent marked "superseded", and will accept, in substitution for and replacement of (but not in satisfaction of) such existing Tranche B Term Note (to the extent of the Tranche B Term Loan evidenced thereby), a Tranche B Term Note meeting the requirements of this subsection; the Administrative Agent will on the Closing Date deliver to the Borrower all such existing Tranche B Term Notes received by the Administrative Agent on or before such date.

     (b) The Tranche B Term Loans shall be payable in 26 consecutive quarterly installments on the dates and in the aggregate principal amount set forth below (together with all accrued interest thereon) opposite the applicable installment date (or, if less, the aggregate amount of the Tranche B Term Loans then outstanding):

          Installment                           Amount
          -----------                           ------

          April 30, 1998                      $312,500
          July 31, 1998                        312,500
          October 31, 1998                     312,500
          January 31, 1999                     312,500
          April 30, 1999                       312,500
          July 31, 1999                        312,500
          October 31, 1999                     312,500
          January 31, 2000                     312,500
          April 30, 2000                       312,500
          July 31, 2000                        312,500
          October 31, 2000                     312,500
          January 31, 2001                     312,500
          April 30, 2001                       312,500
          July 31, 2001                        312,500
          October 31, 2001                     312,500
          January 31, 2002                     312,500
          April 30, 2002                       312,500
          July 31, 2002                        312,500
          October 31, 2002                     312,500
          January 31, 2003                     312,500

          Installment                          Amount
          -----------                          ------
          April 30, 2003                     10,000,000
          July 31, 2003                      10,000,000
          October 31, 2003                   10,000,000
          January 31, 2004                   10,000,000
          April 30, 2004                     31,375,000
          July 31, 2004                      31,375,000
                                             ----------

                    Total                   $109,000,000

          2.11 Tranche C Term Notes. (a) The Borrower agrees that, upon the request to the Administrative Agent by any Tranche C Term Loan Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6, to evidence such Lender's Tranche C Term Loan the Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-5 (each, as amended, supplemented, replaced or otherwise modified from time to time, a "Tranche C Term Note"; and together with the Tranche A-1 Term Notes, the Tranche A-2 Term Notes and the Tranche B Term Notes, the "Term Notes"), with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Tranche C Term Loan Lender and in a principal amount equal to the amount set forth under such Tranche C Term Loan Lender's name on Schedule A opposite the heading "Tranche C Term Loans." Any Tranche C Term Note shall (i) be dated the Closing Date, (ii) be payable as provided in subsection 2.11(b) and (iii) provide for the payment of interest in accordance with subsection 4.1. Each Lender which on the Closing Date is the holder of a Tranche C Term Note issued pursuant to the Prior Credit Agreement shall on such date deliver such Tranche C Term Note to the Administrative Agent marked "superseded", and will accept, in substitution for and replacement of (but not in satisfaction of) such existing Tranche C Term Note (to the extent of the Term Loan evidenced thereby), a Tranche C Term Note meeting the requirements of this subsection; the Administrative Agent will on the Closing Date deliver to the Borrower all such existing Tranche C Term Notes received by the Administrative Agent on or before such date.

          (b) The Tranche C Term Loans shall be payable in 30 consecutive quarterly installments, on the dates and in the aggregate principal amount set forth below (together with all accrued interest thereon) opposite the applicable installment date (or, if less, the aggregate amount of the Tranche C Term Loans then outstanding):

          Installment                           Amount
          -----------                           ------

          April 30, 1998                      $250,000
          July 31, 1998                        250,000
          October 31, 1998                     250,000
          January 31, 1999                     250,000
          April 30, 1999                       250,000
          July 31, 1999                        250,000
          October 31, 1999                     250,000
          January 31, 2000                     250,000
          April 30, 2000                       250,000

          Installment                          Amount
          -----------                          ------

          July 31, 2000                        250,000
          October 31, 2000                     250,000
          January 31, 2001                     250,000
          April 30, 2001                       250,000
          July 31, 2001                        250,000
          October 31, 2001                     250,000
          January 31, 2002                     250,000
          April 30, 2002                       250,000
          July 31, 2002                        250,000
          October 31, 2002                     250,000
          January 31, 2003                     250,000
          April 30, 2003                       250,000
          July 31, 2003                        250,000
          October 31, 2003                     250,000
          January 31, 2004                     250,000
          April 30, 2004                      2,500,000
          July 31, 2004                       2,500,000
          October 31, 2004                    2,500,000
          January 31, 2005                    2,500,000
          April 30, 2005                     36,250,000
          July 31, 2005                      36,250,000
                                             ----------

                    Total                    $88,500,000

          2.12 Procedure for Tranche A-2 Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, three Business Days prior to the Closing Date requesting that the Tranche A-2 Term Loan Lenders make the Tranche A-2 Term Loans on the Closing Date and specifying the length of the initial Interest Periods therefor. Upon receipt of such notice, the Administrative Agent shall promptly notify each Tranche A-2 Term Loan Lender thereof. On the Closing Date, each Tranche A-2 Term Loan Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified by the Administrative Agent the amount in Deutschemarks in immediately available funds equal to the Tranche A-2 Term Loan to be made by such Tranche A-2 Term Loan Lender. The Administrative Agent shall on such date credit the account of the Borrower previously specified in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Tranche A-2 Term Loan Lenders.

          2.13 Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of: (i) each Revolving Credit Lender, the then unpaid principal amount of each Revolving Credit Loan of such Lender made to the Borrower, on the Revolving Credit Commitment Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9); (ii) the Dollar Swing Line Lender and each Foreign Currency Swing Line Lender, the then unpaid principal amount of the Dollar Swing Line Loans or Foreign Currency Swing Line Loans, as the case may be, made to the Borrower, on the Revolving Credit Commitment Termination Date (or such earlier date on which the Swing Line Loans become due and payable pursuant to Section 9); (iii) each Tranche A-1 Term Loan Lender, the amounts specified in subsection 2.8(b) on the dates specified in subsection 2.8(b) (or such earlier date on which the Tranche A-1 Term Loans become due and payable pursuant to Section 9); (iv) each Tranche A-2 Term Loan Lender, the amounts specified in subsection 2.9(b) on the dates specified in subsection 2.9(b) (or such earlier date on which the Tranche A-2 Term Loans become due and payable pursuant to Section 9); (v) each Tranche B Term Loan Lender, the amounts specified in subsection 2.10(b) on the dates specified in subsection 2.10(b) (or such earlier date on which the Tranche B Term Loans become due and payable pursuant to Section 9); and (vi) each Tranche C Term Loan Lender, the amounts specified in subsection 2.11(b) on the dates specified in subsection 2.11(b) (or such earlier date on which the Tranche C Term Loans become due and payable pursuant to Section 9). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date of the making of the Loans until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.1.

          (b) Each Lender (including the Swing Line Lenders) shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including, without limitation, the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (c) The Administrative Agent shall maintain the Register pursuant to subsection 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan (other than a Foreign Currency Swing Line Loan made by a Foreign Currency Swing Line Lender other than CIBC) made hereunder, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender with respect to each such Loan hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.13(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement. The Borrower shall repay each Loan made to it, and interest thereon, in the Currency in which such Loan is denominated.

                         SECTION 3.  LETTERS OF CREDIT

          3.1 L/C Commitment. 1. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in subsection 3.4(a), agrees to issue letters of credit ("Letters of Credit") denominated in Dollars or an Available Foreign Currency for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, a. the Dollar Equivalent Amount of the aggregate L/C Obligations would exceed the L/C Commitment, b. the Available Revolving Credit Commitment of any Revolving Credit Lender would be less than zero, (iii) the Aggregate Revolving Credit Outstandings would exceed the aggregate amount of the Revolving Credit Commitments of all the Revolving Credit Lenders, or (iv) the then Dollar Equivalent Amount of the Foreign Currency Sublimit Outstandings would exceed the Foreign Currency Subfacility Amount. All letters of credit issued pursuant to the Prior Credit Agreement shall, at all times on or after the Closing Date, be deemed to be "Letters of Credit" for all purposes of this Agreement and the other Loan Documents.

          (b) Each Letter of Credit shall (i) be either (x) a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, to finance the working capital and business needs of the Borrower or any of its Subsidiaries in the ordinary course of business or (y) a commercial letter of credit issued in respect of the purchase of goods or services by the Borrower or any of its Subsidiaries in the ordinary course of business and (ii) expire no later than the earlier of
(x) the date that is 12 months after the date of its issuance and (y) the fifth Business Day prior to the Revolving Credit Commitment Termination Date.

          (c) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York or, in any case where the Issuing Lender issues such Letters of Credit from an office located outside of the United States, the laws of the jurisdiction in which such office is located.

          (d) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

          3.2 Procedure for Issuance of Letters of Credit. The Borrower may request that the Issuing Lender issue a Letter of Credit at any time prior to the fifth Business Day prior to the Revolving Credit Commitment Termination Date by delivering to the Issuing Lender at its address for notices specified herein a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Letter of Credit Application, the Issuing Lender will process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any

Letter of Credit earlier than three Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.

          3.3 Fees, Commissions and Other Charges. (a) The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit fee with respect to each Letter of Credit payable in Dollars in the Dollar Equivalent Amount of the amount of such fee calculated in the Currency in which such Letter of Credit is denominated, computed for the period from and including the date of issuance of such Letter of Credit to the expiration date of such Letter of Credit at a rate per annum equal to the Applicable Margin in effect during such period for Eurocurrency Loans that are Revolving Credit Loans (on the basis of the actual number of days elapsed over a 360-day year) on the aggregate face amount of Letters of Credit outstanding during such period, payable in arrears on each L/C Fee Payment Date and on the Revolving Credit Commitment Termination Date. Such fee shall be payable to the Administrative Agent to be shared ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages. In addition, the Borrower shall pay to the Issuing Lender, for its own account, a fee equal to 0.25% per annum on the aggregate face amount of outstanding Letters of Credit, payable in Dollars in the Dollar Equivalent Amount of the amount of such fee calculated in Currency in which such Letter of Credit is denominated quarterly in arrears on each L/C Fee Payment Date and on the Revolving Credit Commitment Termination Date and calculated on the basis of the actual number of days elapsed over a 360-day year.

          (b) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

          (c) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this subsection.

          3.4 L/C Participations. 1. The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Credit Commitment Percentage from time to time in effect in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay in the Currency in which such Letter of Credit is denominated to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's then Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed; provided that if such demand is made prior to 12:00 Noon, New York City time, on a Business Day such L/C Participant shall make such payment to the Issuing Lender prior to the end of such Business Day and otherwise such L/C Participant shall make such payment on the next succeeding Business Day.

          (b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to paragraph 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) (A) in the case of any such payment obligation denominated in Dollars, the daily average Federal Funds Rate, as quoted by the Issuing Lender, or (B) in the case of any such payment obligation denominated in an Available Foreign Currency, the rate customary in such Available Foreign Currency for settlement of similar interbank obligations, as quoted by the Issuing Lender, in each case, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to paragraph 3.4(a) is not in fact made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder, in the case of payment obligations denominated in Dollars, or the rate per annum applicable to Eurocurrency Loans having an Interest period of one day, in the case of payment obligations denominated in an Available Foreign Currency. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

          (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will, if such payment is received prior to 12:00 Noon, New York City time, on a Business Day, distribute to such L/C Participant its pro rata share thereof prior to the end of such Business Day and otherwise the Issuing Lender will distribute such payment on the next succeeding Business Day; provided that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

          3.5 Reimbursement Obligation of the Borrower. (a) The Borrower agrees to reimburse the Issuing Lender on the same Business Day on which a draft is presented under any Letter of Credit and paid by the Issuing Lender, provided that the Issuing Lender provides notice to the Borrower prior to 12:00 Noon, New York City time, on such Business Day and otherwise the Borrower will reimburse the Issuing Lender on the next succeeding Business Day; provided, further, that the failure to provide such notice shall not affect the Borrower's absolute and unconditional obligation to reimburse the Issuing Lender for any draft paid under any Letter of Credit. The Issuing Lender shall provide notice to the Borrower on such Business Day as a draft is presented and paid by the Issuing Lender indicating the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in the Currency in which the applicable Letter of Credit is denominated and in immediately available funds.

          (b) Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this subsection from the date such amounts are drawn until payment in full at the rate which would be payable on any outstanding Revolving Credit Loans that are ABR Loans which were then overdue, in the case of any Dollar Letter of Credit, or Eurocurrency Loans having Interest Periods of one day which were then overdue, in the case of any Foreign Currency Letter of Credit (unless such drawing occurs after 11:00 A.M. New York City time on the date of drawing and the Borrower would be able to satisfy the conditions to borrowing Revolving Credit Loans on such date in an amount at least equal to the amount of such drawing, in which case, interest shall be payable for the first day after such drawing at the respective rates for the applicable type of Loans that are not overdue).

          (c) Each drawing under any Letter of Credit shall constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to subsection 2.3 of ABR Loans in the amount of such drawing (or, in the case of a drawing under a Foreign Currency Letter of Credit, the Dollar Equivalent Amount of the amount of such drawing). The Borrowing Date with respect to such borrowing shall be the date of such drawing.

          3.6  Obligations Absolute.  (a)  The Borrower's obligations under this
Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender, any L/C Participant or any beneficiary of a Letter of Credit.

          (b) The Borrower also agrees with the Issuing Lender and any L/C Participant that the Issuing Lender and any L/C Participant shall not be responsible for, and the Borrower's Reimbursement Obligations under subsection 3.5(a) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or
(iii) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.

          (c) Neither the Issuing Lender nor any L/C Participant shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct.

          (d) The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower.

          3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the responsibility of the Issuing Lender to the Borrower in connection with such draft shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

          3.8 Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.


                        SECTION 4.  GENERAL PROVISIONS

          4.1 Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin.

          (b) Each ABR Loan shall bear interest at a rate per annum equal to the CIBC Alternate Base Rate plus the Applicable Margin.

          (c) If all or a portion of (i) any principal of any Loan, (ii) any interest payable thereon, (iii) any commitment fee or (iv) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of the Loans and any such overdue interest, commitment fee or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of any such overdue interest, commitment fee or other amount, the rate described in paragraph (b) of this subsection plus 2%, in each case, from the date of such non-payment until such overdue principal, interest, commitment fee or other amount is paid in full (as well after as before judgment).

          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

          4.2 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans made to it in whole or in part, without premium or penalty on any Business Day, provided that (i) the Borrower shall have given
(x) at least three Business Days' irrevocable notice to the Administrative
Agent (in the case of Eurocurrency Loans) or (y) same-day irrevocable notice to the Administrative Agent (in the case of ABR Loans, including Dollar Swing Line Loans or to the applicable Foreign Currency Swing Line Lender in the case of Foreign Currency Swing Line Loans), (ii) such notice specifies, in the case of any prepayment of Loans, the date, Currency and amount of prepayment and whether the prepayment is (x) of Term Loans, Revolving Credit Loans or Dollar Swing Line Loans, Foreign Currency Swing Line Loans, or a combination thereof, and in each case if a combination thereof, the amount allocable to each, (y) of Eurocurrency Loans, ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each and (iii) each prepayment is in a minimum principal Dollar Equivalent Amount of $1,000,000 and a multiple of $100,000 in excess thereof. Upon the receipt of any such notice the Administrative Agent shall promptly notify each of the Lenders thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 4.12 and, in the case of prepayments of the Term Loans only, accrued interest to such date on the amount prepaid. Partial prepayments of (i) the Term Loans pursuant to this subsection shall be applied (x) pro rata (based on then outstanding principal Dollar Equivalent Amounts) to the Tranche A-1 Term Loans, the Tranche A-2 Term Loans, the Tranche B Term Loans and the Tranche C Term Loans and (y) pro rata to the respective installments of principal thereof and (ii) the Revolving Credit Loans and the Letters of Credit pursuant to this subsection shall be applied, first, to payment of the Swing Line Loans then outstanding pro rata (based on then outstanding principal Dollar Equivalent Amounts, determined, in the case of Foreign Currency Swing Line Loans, in accordance with the provisions of subsection 2.6(b)), second, to payment of the Revolving Credit Loans then outstanding and, last, to cash collateralize any outstanding L/C Obligation upon terms reasonably satisfactory to the Administrative Agent, provided that the Borrower shall have the right, exercisable by giving written notice thereof to the Administrative Agent at least three Business Days prior to the affected prepayment, to allocate in its sole discretion as between the Tranche A-1 Term Loans, on the one hand, and the Tranche A-2 Term Loans, on the other hand, the aggregate amount otherwise payable in respect of such Loans in accordance with this sentence.

          4.3 Mandatory Prepayments and Reduction of Revolving Credit Commitments. (a) If, in any fiscal year, commencing with the fiscal year ending January 31, 1998, there shall be Excess Cash Flow for such fiscal year, then on the date that is the earlier of (i) the date on which the audited financial statements for such fiscal year are required to be delivered pursuant to subsection 7.1(a) and (ii) the date two Business Days after the delivery of such financial statements, 75% of such Excess Cash Flow shall be applied toward the prepayment of the Loans and the permanent reduction of the Revolving Credit Commitments in accordance with subsection 4.3(e).

          (b) If, subsequent to the Closing Date, the Borrower or any of its Subsidiaries shall issue any debt obligations (other than in respect of Indebtedness permitted by subsections 8.2 or 8.2A (except paragraph (g) thereof)), then 100% of the Net Cash Proceeds thereof shall, on the first Business Day after receipt thereof, be applied toward the prepayment of the Loans and the permanent reduction of the Revolving Credit Commitments in accordance with subsection 4.3(e).

          (c) If, subsequent to the Closing Date, the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any asset sales or other dispositions permitted by subsection 8.6(b), (g) or (i), then 100% of the portion of such Net Cash Proceeds required by subsection 8.6(b), (g) or (i), as the case may be, to be so applied shall on the first Business Day after receipt thereof, be applied toward the prepayment of the Loans and the permanent reduction of the Revolving Credit Commitments in accordance with subsection 4.3(e); provided that (i) such Net Cash Proceeds from any such asset sales or other dispositions shall not be required to be so applied until the amount of such unapplied Net Cash Proceeds exceeds the Dollar Equivalent Amount of $5,000,000 in the aggregate, at which time 100% of such unapplied Net Cash Proceeds shall be applied immediately toward the prepayment of the Loans and the permanent reduction of the Revolving Credit Commitments in accordance with subsection 4.3(e) and (ii) to the extent that such Net Cash Proceeds from any such asset sales or other dispositions may be used by the Borrower and its Subsidiaries to acquire fixed or capital assets or make Investments or may be used by Foreign Subsidiaries to prepay, repay or repurchase Indebtedness of Foreign Subsidiaries, or acquire assets used or useful in the businesses of Foreign Subsidiaries, in each case, within 180 days of receipt thereof and otherwise in accordance with subsection 8.6(b) or (i), as the case may be, but such Net Cash Proceeds are not so used, such Net Cash Proceeds shall be applied toward the repayment of the Loans and the permanent reduction of the Revolving Credit Commitments in accordance with subsection 4.3(e) on the earlier of (x) the 180th day after receipt of such Net Cash Proceeds and (y) the date on which the Borrower has reasonably determined that such Net Cash Proceeds shall not be so used.

          (d) If, at any time during the Revolving Credit Commitment Period, the Aggregate Outstanding Revolving Credit with respect to all Revolving Credit Lenders (including the Swing Line Lenders) exceeds the aggregate Revolving Credit Commitments then in effect, the Borrower shall, without notice or demand, immediately repay the Revolving Credit Loans and/or the Swing Line Loans in an aggregate principal amount equal to such excess, together with interest accrued to the date of such payment or prepayment and any amounts payable under subsection 4.12. To the extent that after giving effect to any prepayment of the Loans required by the preceding sentence, the Aggregate Outstanding Revolving Credit with respect to all Revolving Credit Lenders (including the Swing Line Lenders) exceeds the aggregate Revolving Credit Commitments then in effect, the Borrower shall, without notice or demand, immediately cash collateralize the then outstanding L/C Obligations in an amount equal to such excess upon terms reasonably satisfactory to the Administrative Agent. On the Business Day next succeeding the date on which a payment has caused the Aggregate Outstanding Revolving Credit with respect to all Rebolving Credit Lenders (including the Swing Line Lender) to be equal to or less than the Revolving Credit Commitments then in effect, the Administrative Agent shall return to the Borrower the cash used to cash collateralize the then outstanding L/C Obligations pursuant to the preceding sentence.

          (e) Prepayments of the Loans and permanent reductions of the Revolving Credit Commitments pursuant to subsections 4.3(a), (b), (c) and (h) shall be applied, first, to payment of the Term Loans then outstanding and, second, (to the extent that there are no Term Loans then outstanding) to permanent reduction of the Revolving Credit Commitments then in effect. Prepayments of the Term Loans pursuant to subsections 4.3(a), (b), (c) and (h) shall be applied as follows: first, the first $200,000,000 of Net Cash Proceeds shall be applied pro rata (based on their outstanding principal Dollar Equivalent Amounts) to the Tranche A-1 Term Loans, the Tranche B Term Loans and the Tranche C Term Loans, second, to the Tranche A-1 Term Loans and/or the Tranche A-2 Term Loans such that after the application of such Net Cash Proceeds the aggregate principal Dollar Equivalent Amount of the Tranche A-1 Term Loans and the Tranche A-2 Term Loans are equal, and third, pro rata (based on their outstanding principal Dollar Equivalent Amounts) to the Tranche A-1 Term Loans, the Tranche A-2 Term Loans, the Tranche B Term Loans and the Tranche C Term Loans and, in each case, pro rata to the respective installments of principal thereof, provided that the Borrower shall have the right, exercisable by giving written notice thereof to the Administrative Agent at least three Business Days' prior to the affected prepayment, to allocate in its sole discretion as between the Tranche A-1 Term Loans, on the one hand, and the Tranche A-2 Term Loans, on the other hand, the aggregate amount otherwise payable in respect of such Loans in accordance with this sentence.

          (f) Amounts prepaid on account of Term Loans pursuant to subsection 4.3(a), (b), (c) or (h) may not be reborrowed.

          (g) If, at any time during the Revolving Credit Commitment Period, the Aggregate Outstanding Revolving Credit (other than in respect of the undrawn portion of any Letters of Credit) with respect to all Revolving Credit Lenders (including the Swing Line Lenders) is not less than the Clean-Down Amount for at least a consecutive thirty day period during each fiscal year of the Borrower, the Borrower shall, without notice or demand, immediately repay the Revolving Credit Loans and/or the Swing Line Loans in an aggregate principal amount equal to such excess, together with interest accrued to the date of such payment or prepayment and any amounts payable under subsection 4.12, and any borrowings of Revolving Credit Loans during such thirty day period shall be subject to clause (II) of the proviso to subsection 2.1(a). To the extent that after giving effect to any prepayment of the Loans required by the preceding sentence, such Aggregate Outstanding Revolving Credit with respect to all Revolving Credit Lenders (including the Swing Line Lenders) exceeds the Clean-Down Amount, the Borrower shall, without notice or demand, immediately cash collateralize the then outstanding L/C Obligations in an amount equal to such excess upon terms reasonably satisfactory to the Administrative Agent. On the Business Day next succeeding the date on which the thirty day period described above has expired, the Administrative Agent shall return to the Borrower the cash, if any, used to cash collateralize the then outstanding L/C Obligations pursuant to the preceding sentence.

          (h) If, subsequent to the Closing Date, the Borrower or any of its Subsidiaries shall receive any cash proceeds of any casualty or condemnation permitted by subsection 8.6(h), then 100% of the portion of such proceeds required by subsection 8.6(h) to be so deposited shall on the first Business Day after receipt thereof be deposited with the Administrative Agent who shall hold such proceeds in a cash collateral account upon terms reasonably satisfactory to it. From time to time upon the request of the Borrower, the Administrative Agent shall release such proceeds to the Borrower or such Subsidiary, as necessary, to pay for replacement or rebuilding of the property lost or condemned. If such property is not replaced or rebuilt within one year (subject to reasonable extension for force majeure or weather delays) following the condemnation or casualty or if the Borrower fails to notify the Administrative Agent in writing on or before 180 days after such casualty or condemnation that the Borrower shall commence the replacement or rebuilding of such property, then, in either case, the Administrative Agent shall apply any amounts in the cash collateral account toward the prepayment of the Loans and the permanent reduction of the Revolving Credit Commitments in accordance with subsection 4.3(e).

          4.4 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurocurrency Loans denominated in Dollars to ABR Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurocurrency Loans by giving the Administrative Agent at least three
Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurocurrency Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurocurrency Loans and ABR Loans may be converted as provided herein, provided that (i) unless the Majority Lenders otherwise consent, no Loan may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and (ii) no Loan may be converted into a Eurocurrency Loan after the date that is one month prior to the Revolving
Credit Commitment Termination Date (in the case of conversions of Revolving Credit Loans) or the date of the final installment of principal of the Term Loans.

          (b) Any Eurocurrency Loans may be continued as such in the same Currency upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable notice provisions of subsection 2.3, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan may be continued as such (i) unless the Majority Lenders otherwise consent, when any Event of Default has occurred and is continuing or (ii) after the date that is one month prior to the Revolving Credit Commitment Termination Date (in the case of continuations of Revolving Credit Loans) or the date of the final installment of principal of the Term Loans and provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted such Eurocurrency Loans shall be automatically continued with an Interest Period of the one month.

          4.5 Minimum Amounts and Maximum Number of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal Dollar Equivalent Amount of the Loans comprising each Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof. In no event shall there be more than (a) 30 Tranches outstanding at any time or (b) 20 Tranches in respect of Revolving Credit Loans, 6 Tranches in respect of Tranche A-1 Term Loans, 6 Tranches in respect of the Tranche A-2 Term Loans, 6 Tranches in respect of Tranche B Term Loans or 6 Tranches in respect of Tranche C Term Loans outstanding at any time.

          4.6  Computation of Interest, Fees and Dollar Equivalent Amounts.
(a) Interest (other than interest based on the CIBC Prime Rate) on all Loans and commitment fees payable pursuant hereto shall be calculated on the basis of a year of 360 days for the actual days elapsed; interest based on the CIBC Prime Rate shall be calculated on the basis of a 365-(or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on the Loans resulting from a change in the CIBC Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change shall become effective, provided that such change becomes effective prior to 5:00 P.M., New York City time, on such day. The Administrative Agent shall as soon as practicable notify the Borrower and each Lender of the effective date and the amount of each such change.

          (b) The Administrative Agent will determine the Dollar Equivalent Amount with respect to:

           (i) any borrowing of Foreign Currency Revolving Credit Loans, on the second full Business Day preceding the first day of the applicable Interest Period;

           (ii) any Foreign Currency Swing Line Loans made by CIBC, as of the proposed Borrowing Date thereof;

           (iii) any issuance of a Foreign Currency Letter of Credit, as of the requested issuance date of such Letter of Credit;

           (iv) any drawing under a Foreign Currency Letter of Credit and any calculation of letter of credit fees in respect thereof, as of the date the Borrower is required pursuant to subsection 3.5 to reimburse the Issuing Lender;

           (v) all outstanding Foreign Currency Revolving Credit Loans, Foreign Currency Swing Line Loans, L/C Obligations in respect of Foreign Currency Letters of Credit and Non-Dollar Indebtedness incurred pursuant to subsection 8.2A(d) for the purposes of calculations under subsection 4.14, as of the last Business Day of each calendar month or as otherwise provided for in subsection 4.14;

           (vi) all outstanding Foreign Currency Revolving Credit Loans, Foreign Currency Swing Line Loans and L/C Obligations in respect of Foreign Currency Letters of Credit, on any date on which the Revolving Credit Commitments are reduced pursuant to subsection 2.5;

           (vii) all outstanding Foreign Currency Revolving Credit Loans, Foreign Currency Swing Line Loans and L/C Obligations in respect of Foreign Currency Letters of Credit, for purposes of calculating compliance with clause (II) of the proviso to subsection 2.1(a) (as reflected in the certificate to be delivered by the Borrower pursuant to subsection 7.2(b)(iv)), as of the first day of the thirty-day compliance period provided for in such clause;

           (viii) each Foreign Currency Swing Line Commitment, as of the date such Foreign Currency Swing Line Commitment is originally extended;

           (ix) all Foreign Currency Revolving Credit Loans and L/C Obligations in respect of Foreign Currency Letters of Credit for purposes of calculating the letter of credit fees and the commitment fees due the Revolving Credit Lenders pursuant to subsection 2.4(a), as of the first Business Day prior to the last day of the fiscal quarter for which computation thereof is made;

           (x)    Non-Dollar Indebtedness incurred pursuant to subsection 8.2A
     (d), as of the time such Non-Dollar Indebtedness is incurred; and

           (xi)   Non-Dollar Indebtedness incurred pursuant to subsection 8.2A
     (b) and (c), as of the Closing Date.

          (c) Each determination of an interest rate or a Dollar Equivalent Amount by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the reasonable request of the Borrower or any Lender, deliver to the Borrower or such Lender, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 4.1.

          4.7 Inability to Determine Interest Rate. If prior to the first day of any Interest Period: (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for any Currency for such Interest Period, or (b) the Administrative Agent shall have received notice from the Majority Lenders that the Eurocurrency Rate for any Currency determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or any affiliate of any such Lender from which such Lender customarily obtains funds) (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurocurrency Loans in the affected Currency requested to be made on the first day of such Interest
Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurocurrency Loans in the affected Currency shall be converted to or continued as ABR Loans and (z) any outstanding Eurocurrency Loans in the affected Currency shall be converted, on the first day of such Interest Period, to ABR Loans provided that nothing in this sentence shall be deemed to prevent the Eurocurrency Loans in the affected Currency from being converted to Eurocurrency Loans in another Currency if the applicable requirements of this Agreement to the prepayment of such Eurocurrency Loans in the affected Currency and to the making of such Eurocurrency Loans in such other Currency shall be satisfied. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans in the affected Currency shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurocurrency Loans in the affected Currency.

          4.8 Pro Rata Treatment and Payments. (a) Each borrowing of Revolving Credit Loans (other than Swing Line Loans) by the Borrower from the Revolving Credit Lenders hereunder shall be made, each payment by the Borrower on account of any commitment fee in respect of the Revolving Credit Commitments hereunder shall be allocated by the Administrative Agent, and any reduction of the Revolving Credit Commitments of the Revolving Credit Lenders shall be allocated by the Administrative Agent, pro rata according to the Revolving Credit Commitment Percentages of the Revolving Credit Lenders. Each payment
(including each prepayment) by the Borrower on account of principal of and interest on any Revolving Credit Loan shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal Dollar Equivalent Amounts of such Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on any Tranche A-1 Term Loans, Tranche A-2 Term Loans, Tranche B Term Loans or Tranche C Term Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Tranche A-1 Term Loans, Tranche A-2 Term Loans, Tranche B Term Loans or Tranche C Term Loans then held by the Term Loan
Lenders. All payments (including prepayments) to be made by the Borrower hereunder and under any Notes in any Currency, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made in such Currency without set-off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders holding the relevant Loans or the L/C Participants, as the case may be, at the Administrative Agent's office specified by the Administrative Agent from time to time, in such Currency and in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. If any payment hereunder (other than payments on Eurocurrency Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

          (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Rate in the case of any amount denominated in Dollars, or the rate customary in such Currency for settlement of similar interbank obligations in the case of any amount denominated in an Available Foreign Currency as quoted by the Administrative Agent, in each case, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, in the case of obligations denominated in Dollars, or the rate per annum applicable to Eurocurrency Loans having an Interest Period of one day, in the case of payment obligations denominated in an Available Foreign Currency, in each case, on demand, from the Borrower.

          4.9 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender (or any affiliate of such Lender from which such Lender customarily obtains funds) to make or maintain Eurocurrency Loans in Dollars or any Available Foreign Currency or Foreign Currency Swing Line Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurocurrency Loans in Dollars or such Available Foreign Currency or make Foreign Currency Swing Line Loans, as the case may be, continue Eurocurrency Loans in Dollars or such Available Foreign Currency, as the case may be, as such and convert ABR Loans to Eurocurrency Loans in Dollars or such Available Foreign Currency or make Foreign Currency Swing Line Loans, as the case may be, shall forthwith be cancelled and (b) such Lender's Loans then outstanding as Eurocurrency Loans in Dollars or such Available Foreign Currency, as the case may be, if any, shall be converted automatically to ABR Loans or, if a Foreign Currency Swing Line Loan, immediately repaid, and on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurocurrency Loan or a Foreign Currency Swing Line Loan occurs on a day which is not the last day of the then current Interest Period (or other agreed payment date in the case of a Foreign Currency Swing Line Loan) with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.12.

          4.10 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

           (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit, any Letter of Credit Application, any Foreign Currency Swing Line Loan or any Eurocurrency Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 4.11 and changes in the rate of tax on the overall net income of such Lender);

           (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender (or any affiliate of such Lender from which such Lender customarily obtains funds) which is not otherwise included in the determination of the Eurocurrency Rate hereunder or the rate applicable to any Foreign Currency Swing Line Loan; or

           (iii) shall impose on such Lender (or such affiliate) any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or Foreign Currency Swing Line Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

          (c) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, such Lender shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          4.11 Taxes. (a) All payments made by the Borrower under this Agreement, any Notes, any Letters of Credit or any Letter of Credit Applications shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings and all interest, penalties or similar liabilities imposed with respect to such tax, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Note, any Letters of Credit or any Letter of Credit Applications, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          (b) Each Lender that is not incorporated under the laws of the United States or a state thereof shall:

          (X)  in the case of a Lender that is a "bank" within the meaning of
     Section 881 (c)(3)(A) of the Code,(i) deliver to the Borrower and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form 1001 or

     4224, or successor applicable form, as the case may be, and (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

          (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

          (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent; or

          (Y) in the case of any such Lender that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (i) represent to the Borrower (for the benefit of the Borrower and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (ii) agree to furnish to the Borrower on or before the date of any payment by the Borrower, with a copy to the Administrative Agent, (A) a certificate substantially in the form of Exhibit E (any such certificate a "U.S. Tax Compliance Certificate") and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8, or successor applicable form certifying to such Lender's legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes (and to deliver to the Borrower and the Administrative Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms), and (iii) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (iii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower) which would be imposed on such Lender of complying with such request;

unless in any such case any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Person that shall become a Lender or a Participant pursuant to subsection 11.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection, provided that in the case of a Participant the obligations of such Participant pursuant to this paragraph
(b) shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

          4.12 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion from or into or continuation of Eurocurrency Loans or Foreign Currency Swing Line Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of Eurocurrency Loans or Foreign Currency Swing Line Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurocurrency Loans or Foreign Currency Swing Line Loans on a day which is not the last day of an Interest Period or other agreed payment date (in the case of Foreign Currency Swing Line Loans) with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period or other agreed payment date (in the case of Foreign Currency Swing Line Loans) (or, in the case of a failure to borrow, convert or continue, the Interest Period or other agreed loan period (in the case of Foreign Currency Swing Line Loans) that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          4.13 Change of Lending Office; Replacement of Lenders. (a) Each Lender agrees that if it makes any demand for payment under subsection 4.10 or 4.11(a), or if any adoption or change of the type described in subsection 4.9 shall occur with respect to it, it shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under subsection 4.10 or 4.11(a), or would eliminate or reduce the effect of any adoption or change described in subsection 4.9.

          (b) If at any time any Lender makes any demand for payment under subsection 4.10 or 4.11(a) as a result of any condition described in any such subsection, then the Borrower may, if such condition continues to exist after such Lender shall have used reasonable efforts pursuant to paragraph (a) of this subsection 4.13 and on ten Business Days' prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall) assign pursuant to subsection 11.6 (c) all of its rights and obligations under this Agreement to another Lender or other bank or financial institution selected by the Borrower and acceptable to the Administrative Agent for a purchase price equal to the outstanding principal Dollar Equivalent Amount of all Loans and all Reimbursement Obligations, accrued interest, fees and other amounts owing to such Lender; provided that (i) the Borrower shall have no right to replace the Administrative Agent, (ii) neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other bank or financial institution, (iii) such replacement must take place no later than 180 days after such Lender shall have made any such demand for payment,
(iv) in no event shall any Lender hereby replaced be required to pay or surrender to such replacement Lender or other bank or financial institution any of the fees received by such Lender pursuant to this Agreement, (v) the Borrower shall pay such amounts demanded under subsection 4.10 or 4.11(a) to such Lender, together with any amounts as may be required pursuant to subsection 4.12, prior to such Lender being replaced and the payment of such amounts shall be a condition to the replacement of such Lender and (vi) such Lender shall not be required to pay any fees required by subsection 11.6(e) in connection with such replacement, which fees shall be paid by the Borrower.

          4.14 Borrower Controls on Non-Dollar Indebtedness; Calculation of Non-Dollar Extensions of Credit; Prepayments. (a) The Borrower will implement and maintain internal accounting controls to monitor the borrowings and repayments of Foreign Currency Revolving Credit Loans (including Foreign Currency Swing Line Loans), the issuance of and drawings under Foreign Currency Letters of Credit and other Non-Dollar Indebtedness with the object of preventing any request for an extension of credit that would result in the Borrower failing to comply with this Agreement, including subsections 2.1, 2.5, 2.6, 3.1, 4.14 and 8.2A, and of promptly identifying and remedying any circumstance in accordance with clause (c) below where, by reason of changes in exchange rates, the Borrower fails to be in compliance with such subsections.

          (b) The Administrative Agent will calculate the aggregate amount of the Exposure (as defined in subsection 4.14(c) below) (i) not more frequently than monthly as of the last Business Day of each calendar month and (ii) (A) if a Default or Event of Default shall have occurred and be continuing or (B) if the Foreign Currency Sublimit Outstandings exceed 90% of the Foreign Currency Subfacility Amount, then at any such time at the discretion of the Administrative Agent. In making such calculations, the Administrative Agent will be entitled to rely on the information most recently received by it (i) from the Foreign Currency Swing Line Lenders in respect of Foreign Currency Swing Line Commitments and (ii) in a certificate, in form and substance satisfactory to the Administrative Agent, delivered by the Borrower in respect of Indebtedness permitted by subsection 8.2A(d). Upon making each such calculation, the Administrative Agent will inform the Borrower and each of the Foreign Currency Swing Line Lenders of the result thereof.

          (c) In the event that the Borrower (in accordance with paragraph (a) above) or the Administrative Agent (in accordance with paragraph (b) above) determines that the aggregate principal Dollar Equivalent Amount of the sum of
(i) Foreign Currency Revolving Credit Loans, Foreign Currency Swing Line Loans (including Foreign Currency Swing Line Commitments as provided for in subsection 2.6(b)) and L/C Obligations in respect of Foreign Currency Letters of Credit and (ii) Non-Dollar Indebtedness permitted by subsection 8.2A(a)(ii) or (d) ((i) and (ii), collectively, the "Exposure") exceeds $95,000,000 by more than 5%, the Borrower will, as soon as practicable but in any event within ten Business Days of making such determination, make or cause to be made such repayments or prepayments of Foreign Currency Revolving Credit Loans (including Foreign Currency Swing Line Loans) and/or such Non-Dollar Indebtedness (or cash collateralize Foreign Currency Letters of Credit on terms and conditions satisfactory to the Administrative Agent) as shall be necessary to reduce the aggregate amount of the Exposure to less than or equal to $95,000,000.

          (d)  Any prepayment required to be made pursuant to this subsection
4.14 shall be accompanied by payment of amounts payable, if any, pursuant to subsection 4.12 in respect of the amount so prepaid.


                  SECTION 5.  REPRESENTATIONS AND WARRANTIES

          To induce the Managing Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants, on the Closing Date (after giving effect to the consummation of the Transactions) and on any date thereafter on which any Loan or any other extension of credit is requested to be made by any Lender or on which any Letter of Credit is requested to be issued by the Issuing Lender to the Managing Agents and each Lender that:

          5.1 Financial Condition. (a) The consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of January 31, 1995, January 31, 1996 and January 31, 1997 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by KPMG
Peat Marwick LLP, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations and their consolidated cash flows for the fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at April 30, 1997 and the related unaudited consolidated statements of income and of cash flows for the three-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or other material agreement or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. During the period from January 31, 1997 to and including the Closing Date there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Subsidiaries of any material part of its business or property and, except as contemplated by the Transactions, no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries at January 31, 1997.

          (b) The consolidated balance sheets of Lemmerz and its Subsidiaries as of December 31, 1994, December 31, 1995 and December 31, 1996 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by KPMG Deutsche Trevhand-Gesellschaft AG, copies of which have heretofore been furnished to each Lender, are (to the knowledge of the Borrower in the case of the financial statements as of and for the fiscal year ended December 31, 1994) complete and correct and present fairly the consolidated financial condition of Lemmerz and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal years then ended. All such financial statements as of and for the periods ended December 31, 1995 and December 31, 1996, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or responsible officer, as the case may be, and as disclosed therein). Neither Lemmerz nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or other material agreement or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. During the period from December 31, 1996 to and including the Closing Date, except as contemplated by the Transactions, there has been no sale, transfer or other disposition by Lemmerz or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of Lemmerz and its consolidated Subsidiaries at December 31, 1996.

          (c) The pro forma balance sheet of the Borrower and its consolidated Subsidiaries (the "Pro Forma Balance Sheet"), copies of which have heretofore been furnished to each Lender, is the balance sheet of the Borrower and its consolidated Subsidiaries as of January 31, 1997 (the "Pro Forma Date"), adjusted to give effect (as if such events had occurred on such date) to (i) the consummation of the Transactions, (ii) the making of the Loans and other extensions of credit hereunder to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby and (iii) the payment of the fees and expenses paid in connection with the consummation of the Transactions and the other transactions contemplated by the Loan Documents and the Transaction Documents (which fees and expenses shall not exceed $20,000,000).

          5.2 No Change; Solvency. Since January 31, 1997, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, after giving effect to the transactions contemplated by the Loan Documents and the Transactions, the Borrower and its Subsidiaries are solvent, on a consolidated basis and on an individual basis.

          5.3 Corporate Existence; Compliance with Law. Each of the Borrower and the other Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to so qualify, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          5.4 Corporate Power; Authorization; Enforceable Obligations. Each of the Borrower and the other Loan Parties has the corporate power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and the Transaction Documents to which it is a party and, in the case of the Borrower, to borrow hereunder and each of the Borrower and the other Loan Parties has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party and the Transaction Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be received, made, given or completed by any of the Loan Parties in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower or any of the other Loan Parties is a party or the Transaction Documents to which the Borrower or any of the other Loan Parties is a party other than filings and recordings to perfect the first priority security interest of the Lenders created by the Security Documents and other than those set forth on Schedule
5.4 (which consents, authorizations, filings, notices and other acts have been heretofore received, made, given or completed). This Agreement has been duly executed and delivered by the Borrower, and each of the other Loan Documents to which the Borrower or any of the other Loan Parties is a party and each of the Transaction Documents to which the Borrower or any of the other Loan Parties is a party will be duly executed and delivered by the Borrower or such other Loan Party. This Agreement constitutes a legal, valid and binding obligation of the Borrower, and each other Loan Document to which the Borrower or any of the other Loan Parties is a party and each of the Transaction Documents to which the Borrower or any of the other Loan Parties is a party when executed and delivered by the Borrower or such other Loan Party will constitute a legal, valid and binding obligation of the Borrower or such other Loan Party, enforceable against the Borrower or such other Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          5.5 No Legal Bar. The execution, delivery and performance of the Loan Documents to which the Borrower or any of the other Loan Parties is a party or the

Transaction Documents to which the Borrower or any of the other Loan Parties is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or material Contractual Obligation of the Borrower or of any of the other Loan Parties and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than the Loan Documents).

          5.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of the other Loan Parties or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, (b) on the Closing Date, with respect to any of the Transaction Documents or (c) which could reasonably be expected to have a Material Adverse Effect.

          5.7 No Default. Neither the Borrower nor any of the other Loan Parties is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          5.8 Ownership of Property; Liens. Each of the Borrower and the other Loan Parties has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by subsection 8.3. The properties encumbered by the Fee Mortgages constitute all of the material real properties owned in fee by the Borrower and the other Loan Parties.

          5.9 Intellectual Property. The Borrower and each of the other Loan Parties owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, except for such claims which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, nor does the Borrower know of any valid basis for any such claim. The use of such Intellectual Property by the Borrower and the other Loan Parties does not infringe on the rights of any Person, except for such infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          5.10 No Burdensome Restrictions. No Requirement of Law (other than ongoing compliance in the ordinary course of business with tax laws and Environmental Laws to the extent that the existence thereof could be understood to have a Material Adverse Effect) or Contractual Obligation of the Borrower or any of the other Loan Parties could reasonably be expected to have a Material Adverse Effect.

          5.11 Taxes. Each of the Borrower and the other Loan Parties has filed or caused to be filed all United States federal income tax returns and all other material tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes, fees or other charges (i) with respect to which the failure to pay, in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (ii) the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or any of the other Loan Parties, as the case may
be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

          5.12 Federal Regulations. No part of the proceeds of any Loans or other extensions of credit hereunder have been or will be used for any purpose which violates the provisions of the Regulations of the Board, including, without limitation, Regulation G or Regulation U thereunder. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-1 or FR Form U-1 referred to in said Regulation G or Regulation U, as the case may be.

          5.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five year period. The present value of all accrued benefits under all Single Employer Plans taken as a whole does not exceed the value of the assets of such Single Employer Plans by more than $75,000,000. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. As of the Closing Date, and to the knowledge of the Borrower on any Borrowing Date thereafter, no such Multiemployer Plan is in Reorganization or Insolvent.

          5.14 Collateral. The provisions of each of the Security Documents, when executed and delivered, will constitute in favor of the Administrative Agent for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in all right, title, and interest of the Borrower or any of the other Loan Parties which is a party to such Security Document, as the case may be, in the Collateral described in such Security Document. As of the Closing Date, all Equipment and Inventory (as each of such terms is defined in the Guarantee and Collateral Agreement) of the Borrower and each other Loan Party will be kept at, or will be in transit to, the locations listed on
Schedule 5.14, and when financing
statements have been filed in the offices in the jurisdictions listed in
Schedule 3 to the Guarantee and Collateral Agreement, when appropriate filings have been made in the U.S. Patent and Trademark Office and the U.S. Copyright Office, and when such other actions as are described in each of the Security Documents have been taken in accordance with the Security Documents, each of the Security Documents shall constitute a perfected security interest in all right, title and interest of the Borrower or such other Loan Parties, as the case may be, in the Collateral described therein, and except for Liens existing on the Closing Date which are permitted by subsection 8.3 and whose priority cannot be superseded by the provisions hereof or of any Security Document and the filings hereunder or thereunder, a perfected first lien on, and security interest in, all right, title and interest of the Borrower or such other Loan Parties, as the case may be, in the Collateral described in each Security Document.

          5.15 Investment Company Act; Other Regulations. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

          5.16 Subsidiaries and Joint Ventures. Schedule 5.16 hereto sets forth all of the Subsidiaries of the Borrower, and all of the joint ventures in which the Borrower or any of its Subsidiaries has an interest, at the Closing Date, after giving effect to the Acquisition, the jurisdiction of their incorporation and the direct or indirect ownership interest of the Borrower therein.

          5.17 Purpose of Loans. The proceeds of the Tranche A-2 Loans shall be used by the Borrower (i) to finance a portion of the Acquisition, (ii) to finance the Refinancing, and (iii) to pay related fees and expenses. The other Term Loans constitute continuations thereof made pursuant to the Prior Credit Agreement the proceeds of which were used for the purposes provided for therein. The Revolving Credit Loans may be used by the Borrower to finance the Transactions (in an aggregate principal amount not to exceed $15.6 million (after giving effect to interim intercompany transfers of funds)) and for the general corporate purposes of the Borrower and its Subsidiaries.

          5.18 Environmental Matters. Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

          (i) The Borrower and the other Loan Parties: (A) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (B) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and have no reason to believe that they will not be able to timely obtain without material expense all such Environmental Permits required for planned operations; (C) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits;
and (D) have no reason to believe that:

any of their Environmental Permits will not be, or will entail material expense to be, timely renewed or complied with; any additional Environmental Permits that may be required of any of them will not be, or will entail material expense to be, timely granted or complied with; or that compliance with any Environmental Law that is applicable to any of them will not be, or will entail material expense to be, timely attained and maintained.

          (ii) Materials of Environmental Concern have not been generated, transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Borrower or any of the other Loan Parties or, to the best knowledge of the Borrower, at any other location, which could reasonably be expected to (A) give rise to liability of the Borrower or any of the other Loan Parties under any applicable Environmental Law, or (B) interfere with the Borrower's or any other Loan Party's planned or continued operations, or (C) impair the fair saleable value of any real property owned or leased by the Borrower or any other Loan Parties.

          (iii) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Borrower or any of the other Loan Parties is named as a party that is pending or, to the knowledge of the Borrower, threatened.

          (iv) Neither the Borrower nor any of the other Loan Parties has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information with respect to any Materials of Environmental Concern.

          (v) Neither the Borrower nor any of the other Loan Parties has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law, as to which any obligation has not been fully and finally resolved.

          (vi) Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or, to the best knowledge of the Borrower, by operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

          5.19 Regulation H. Except as otherwise disclosed in writing to the Administrative Agent, no Fee Mortgage or Leasehold Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

          5.20 No Material Misstatements. The written information (including, without limitation, the Offering Memorandum dated June 19, 1997 relating to the High-Yield Indebtedness, including the information regarding the financial performance and financial position of Lemmerz and its Consolidated Subsidiaries for the fiscal quarter ended March 31, 1997), reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower and each other Loan Party to the Administrative Agent, the Documentation Agent and the Lenders in connection with the negotiation of any Loan Document or any Transaction Document or included therein or delivered pursuant thereto do not contain, and will not contain as of the Closing Date, any material misstatement of fact and do not, taken as a whole, omit, and will not, taken as a whole, omit as of the Closing Date, to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. It is understood that no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (a) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower and (b) such assumptions were believed by such management to be reasonable.

          5.21 Delivery of the Transaction Documents. The Administrative Agent shall have received on or prior to the Closing Date for itself and for each Lender a complete copy of each of the Transaction Documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) delivered on or prior to the Closing Date in connection with the Transactions and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof in any material respect on or prior to the Closing Date.

          5.22 Representations and Warranties Contained in the Transaction Documents. Each of the Transaction Documents shall have been duly executed and delivered by each of the parties thereto on or prior to the Closing Date. As of the Closing Date, the representations and warranties of (a) each of the parties thereto contained in the Purchase Agreement (after giving effect to any amendments, supplements, waivers or other modifications of the Purchase Agreement prior to the Closing Date in accordance with this Agreement) and (b) each of the Loan Parties contained in any of the other Transaction Documents (after giving effect to any amendments, supplements, waivers or other modifications of any of such Transaction Documents prior to the Closing Date in accordance with this Agreement), in each case, will be true and correct in all material respects except as otherwise disclosed to the Lenders in writing prior to the Closing Date.

          5.23 Labor Matters. There are no strikes pending or, to the knowledge of the Borrower, threatened against the Borrower or any other Loan Party which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Borrower and each other Loan Party have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect. The consummation of the Acquisition will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the

Borrower or any other Loan Party (or any predecessor) is a party or by which the Borrower or any other Loan Party (or any predecessor) is bound.


                       SECTION 6.  CONDITIONS PRECEDENT

          6.1 Conditions to Effectiveness. The effectiveness of the agreement of each Lender to make and/or continue the Loans or other extensions of credit requested to be made and/or continued by it hereunder is subject to the satisfaction, immediately prior to or concurrently with the making and/or continuation of such Loans or other extensions of credit on the Closing Date (provided that the Closing Date shall occur on or before September 30, 1997), of the following conditions precedent:

          (a) Loan Documents. The Administrative Agent shall have received on or prior to the Closing Date (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, with a counterpart for each Lender, (ii) for the account of each of the Lenders which has requested a Note pursuant to any of subsections 2.2, 2.6, 2.8, 2.9, 2.10 and 2.11, a Revolving Credit Note, a Swing Line Note, a Tranche A-1 Term Note, a Tranche A-2 Term Note, a Tranche B Term Note or a Tranche C Term Note, as the case may be, each conforming to the requirements hereof and executed and delivered by a duly authorized officer of the Borrower, (iii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of each party thereto, with a counterpart or a conformed copy for each Lender, (iv) a Foreign Stock Pledge Agreement, with respect to the Capital Stock of HWI Sub and Autokola, each executed and delivered by a duly authorized officer of each party thereto, with a counterpart or conformed copy for each Lender, (vii) the Copyright, Patent and Trademark Security Agreement, executed and delivered by a duly authorized officer of the Borrower and the other signatories thereto, with a counterpart or a conformed copy for each Lender and (vii) such amendments to the Mortgages as may be reasonably requested by the Administrative Agent, each executed and delivered by a duly authorized officer of each party thereto, with a counterpart or conformed copy for each Lender.

          (b) Consummation of the Transactions. On or prior to the Closing Date, (i) the Borrower shall have acquired 99.99% of the Capital Stock of Lemmerz in accordance with the Purchase Agreement and (ii) the aggregate amount of fees and expenses paid in connection with the Transactions including the financing therefor and the other transactions contemplated thereby and by the Loan Documents shall not have been more than $20,000,000; provided that the Lenders shall be reasonably satisfied (i) with the terms and conditions of the Transaction Documents including, without limitation, any amendment or modification thereto (or any other change to the structure of the Transactions from that set forth in the Commitment Letter), (ii) that such terms and conditions shall have been complied with and satisfied in all material respects and that the Transactions shall have been consummated in accordance with such terms and conditions in all material respects and (iii) that the terms and conditions of the other agreements to be entered into in connection with the Transactions shall be reasonably satisfactory to the Lenders in all material respects.

          (c) Proceeds of Issuance of High-Yield Indebtedness. On or prior to the Closing Date the Borrower shall have received not less than $250,000,000 in gross cash proceeds from the issuance of the High-Yield Indebtedness and the terms and conditions (including, without limitation, terms and conditions relating to the interest rate, fees, amortization, maturity, subordination, covenants, events of default and remedies) of the High-Yield Indebtedness and the High-Yield Indebtedness Indenture shall be reasonably satisfactory in all material respects to the Lenders.

          (d) Consent Solicitation. On or prior to the Closing Date, the Borrower shall have either (i) consummated the Consent Solicitation, and the Senior Subordinated Notes Indenture shall have been amended in a manner reasonably satisfactory to the Lenders in all material respects, which amendment shall, among other things, amend the limitation on additional indebtedness covenant contained therein and shall make such other changes as shall be necessary so that after giving effect thereto and to the consummation of the Transactions, the financing therefor and the other transactions contemplated thereby, no default or event of default would exist thereunder or (ii) the Borrower shall have provided the Administrative Agent with evidence satisfactory to it that such Consent Solicitation is not necessary to provide that after giving effect to the consummation of the Transactions, the financing therefor and the other transactions contemplated thereby, no default or event of default would exist thereunder.

          (e) Existing Indebtedness. The Borrower and its Subsidiaries shall have no Indebtedness or preferred Capital Stock outstanding on the Closing Date except for (i) the Loans to be made on the Closing Date, (ii) the Senior Subordinated Notes, (iii) the Borrower Notes, (iv) the High-Yield Indebtedness, (v) other Indebtedness permitted by subsection 8.2 or 8.2A and (vi) the Seller Preferred Stock.

          (f) Financial Information. On or prior to the Closing Date, the Lenders shall have received copies of and shall be reasonably satisfied, in form and substance, with the financial statements referred to in subsection 5.1, including, without limitation, the Pro Forma Balance Sheet. The financial statements referred to in subsection 5.1(b) and the Pro Forma Balance Sheet, in each case, shall not be materially inconsistent with the applicable forecasts previously provided to the Lenders.

          (g) Solvency Letter. On or prior to the Closing Date, the Lenders shall have received a solvency letter, in form and substance and from Houlihan Lokey Howard & Zukin or another independent evaluation firm satisfactory to the Lenders, together with such other evidence reasonably requested by the Lenders of the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions, the financing therefor and the consummation of the other transactions contemplated thereby and by the Loan Documents.

          (h) Government and Third Party Consents. (i) On or prior to the Closing Date, all requisite Governmental Authorities and third parties shall have approved or consented to the Transactions, the financing therefor and the other transactions contemplated by the Loan Documents and the Transaction Documents to the extent required and (ii) all applicable waiting periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated by the Transaction Documents and the Loan Documents.

          (i) Borrowing Certificate. On or prior to the Closing Date, the Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

          (j) Corporate Proceedings of the Loan Parties. On or prior to the Closing Date, the Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each of the Loan Parties authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) in the case of the Borrower, the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Security Documen- ts, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

          (k) Incumbency Certificate of the Loan Parties. On or prior to the Closing Date, the Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each of the Loan Parties, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Loan Party.

          (l) Corporate Documents. On or prior to the Closing Date, the Administrative Agent shall have received, with a counterpart for each Lender, true and complete copies of the certificate of incorporation and by-laws of each of the Loan Parties, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

          (m) Consents, Licenses and Approvals. On or prior to the Closing Date, the Administrative Agent shall have received, with a counterpart for each Lender, a certificate of a Responsible Officer of the Borrower (i) attaching copies of all consents, authorizations and filings referred to in subsection 5.4, and (ii) stating that such consents, licenses and filings are in full force and effect, and each such consent, authorization and filing shall be in form and substance satisfactory to the Administrative
     Agent.

          (n) Fees. The Administrative Agent and the Lenders shall have received the fees to be received on the Closing Date referred to in subsection 2.4.

          (o) Legal Opinions. On or prior to the Closing Date, the Administrative Agent shall have received, with a counterpart for each Lender, the following executed legal opinions:

             (i) the executed legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Borrower and the other Loan Parties, substantially in the form of Exhibit D-1, with such changes thereto as may be approved by the Administrative Agent;

             (ii) the executed legal opinion of the general counsel or assistant general counsel of the Borrower, substantially in the form of Exhibit D-2, with such changes thereto as may be approved by the Administrative Agent;

             (iii)the executed legal opinions of counsel listed on Schedule 6.1(o), in form and substance reasonably satisfactory to the Administrative Agent.

     Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require. In addition, the Administrative Agent shall have received, with a copy for each Lender, the legal opinions referred to in
     Section 8.2 of the Purchase Agreement and delivered in connection with the issuance of the High-Yield Indebtedness.

          (p) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received the certificates, if any, representing the shares pledged pursuant to the Guarantee and Collateral Agreement and the Foreign Stock Pledge Agreements, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and the notes pledged pursuant to the Guarantee and Collateral Agreement, each endorsed in blank by a duly authorized officer of the pledgor thereof.

          (q) Actions to Perfect Liens. On or prior to the Closing Date, the Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on Form UCC-1, necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents shall have been completed or that all such financing statements and other documents with respect to such filings, recordings, registrations and other actions shall have been delivered to the Administrative Agent.

          (r) Global Assignment and Acceptance. On or prior to the Closing Date, the Administrative Agent shall have received the Global Assignment and Acceptance, executed and delivered by a duly authorized officer of each party thereto, with a counterpart or conformed copy for each Lender.

          6.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any Loan or any other extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit), and of the Issuing Lender to issue any Letter of Credit requested to be issued by it on any date, is subject to the satisfaction of the following conditions precedent:

          (a) Representations and Warranties. Each of the representations and warranties made by the Borrower and any other Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date.

          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

          (c) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each borrowing by and Letter of Credit issued on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this subsection have been satisfied.


                       SECTION 7.  AFFIRMATIVE COVENANTS

          The Borrower hereby agrees that, on and after the Closing Date and so long as the Commitments remain in effect or any Letter of Credit remains outstanding and unpaid or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

          7.1  Financial Statements.  Furnish to each Lender:

          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the Consolidated and Consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such year and the related Consolidated and Consolidating statements of income and Consolidated statements of retained earnings and of cash flows for such year, setting forth (i) in the case of such Consolidated balance sheet, in comparative form the budgeted figures as at the end of such fiscal year and the figures as at the end of the previous fiscal year and (ii) in the case of such Consolidated statements of income and of cash flows, in comparative form the budgeted figures for such fiscal year and the figures for the previous fiscal year, reported on, in the case of such Consolidated financial statements, without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG Peat Marwick or other independent certified public accountants of nationally recognized standing; and

          (b) as soon as available, but in any event within 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited Consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited Consolidated statements of income and of cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth
     (i) in the case of such Consolidated balance sheet, in comparative form the budgeted figures as at the end of such quarter and the figures as at the end of the corresponding quarter of the previous fiscal year and (ii) in the case of such Consolidated statements of income and of cash flows, in comparative form the budgeted figures for such quarter and the figures for the corresponding quarter of the previous fiscal year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

          (c) as soon as available, but in any event not later than 15 days (or, in the event that such 15th day is not a Business Day, the next succeeding Business Day) after the end of each month of each fiscal year of the Borrower (or, in the event that such month ends on the last day of a fiscal quarter, not later than 45 days after the end of such month), (i) the unaudited Consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited Consolidated statements of income and of cash flows of the Borrower and its consolidated Subsidiaries for such month and the portion of the fiscal year through the end of such month, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments) and (ii) a certificate setting forth in reasonable detail any and all calculations necessary to show compliance with subsection 8.2A;

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or Responsible Officer, as the case may be, and disclosed therein).

          7.2  Certificates; Other Information.  Furnish to each Lender:

          (a) concurrently with the delivery of the financial statements referred to in subsection 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in connection with their audit nothing has come to their attention to cause them to believe that the Borrower or any of its Subsidiaries failed to comply with the covenants contained in Section 8; provided that such audit shall not have been directed primarily toward obtaining knowledge of such noncompliance, except as specified in such certificate;

          (b) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a certificate of a Responsible Officer ("Compliance Certificate") stating that, to the best of such Officer's knowledge, during such period (i) no Subsidiary has been formed or acquired (or, if any such Subsidiary has been formed or acquired, the Borrower has complied with the requirements of subsection 7.10 with respect thereto) other than in connection with the Acquisition, (ii) neither the Borrower nor any of its Subsidiaries has changed its name (except that the Borrower will change its name following the consummation of the Acquisition to Hayes Lemmerz International Inc.), its principal place of business, its chief executive office or the location of any material item of tangible Collateral without complying with the requirements of this Agreement and the Security Documents with respect thereto, (iii) the Borrower has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and (iv) the Borrower has set forth in reasonable detail any and all calculations necessary to show compliance with subsection 2.1(a) (including, but not limited to, the proviso therein (for which the Borrower shall calculate and provide the Dollar Equivalent Amount of the Aggregate Outstanding Revolving Credit for the first day of the thirty-day compliance period provided for therein)) and all of the financial condition covenants set forth in subsections 8.1 and 8.9, including, without limitation, calculations and reconciliations, if any, necessary to show compliance with such financial condition covenants on the basis of generally accepted accounting principles in the United States consistent with those utilized in preparing the audited financial statements referred to in subsection 5.1, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

          (c) not later than 45 days after the end of each fiscal year of the Borrower, a copy of the projections by the Borrower of the balance sheet, statement of income and statement of cash flows on a consolidated basis of the Borrower and its Subsidiaries for each of the next succeeding two fiscal years, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of sound financial planning practice and that such Officer has no reason to believe they are incorrect or misleading in any material respect;

          (d) within five days after the same are sent, copies of all financial statements and reports which the Borrower sends to its stockholders generally, and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; and

          (e) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

          7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, including, without limitation, taxes, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be, or (b) the failure to so pay, discharge or otherwise satisfy such obligations could not, in the aggregate, be reasonably be expected to have a Material Adverse Effect.

          7.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 8.5; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

          7.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition, reasonable wear and tear excepted; maintain with financially sound and reputable insurance companies insurance on all the Collateral in accordance with the requirements of Section 5.3 of the Guarantee and Collateral Agreement, Section 5 of each of the Fee Mortgages and Section 5 of each of the Leasehold Mortgages and on all its other property in at least such amounts (including as to amounts of deductibles) and against at least such risks (but including in any event commercial general liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

          7.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and upon reasonable notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants (provided that any officers or employees of the

Borrower shall be permitted to be present at any such discussions between representatives of any Lender and the Borrower's independent certified public accountants).

          7.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

          (a)  the occurrence of any Default or Event of Default;

          (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries, including, without limitation, under the Senior Subordinated Notes or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries (i) in which the amount involved is $10,000,000 or more and not covered by insurance or (ii) in which injunctive or similar relief is sought which could reasonably be expected to have a Material Adverse Effect;

          (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

          (e) any material adverse change in the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; and

          (f) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, (i) any release or discharge by the Borrower or any of its Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge are unlikely to exceed $10,000,000 or to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that could result in liability under applicable Environmental Laws unless the Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event are unlikely to exceed $10,000,000 or to have a Material Adverse Effect, or could result in the imposition of any Lien or other restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect; and (iii) any proposed action to be taken by the Borrower or any of its Subsidiaries that would reasonably be expected to subject the Borrower or any of its Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Borrower determines that the total Environmental Costs arising out of such proposed action are unlikely to exceed $10,000,000 or to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

          7.8 Environmental Laws. (a) (i) Comply substantially with, and undertake all reasonable efforts to ensure substantial compliance by all tenants, subtenants, and contractors with, all applicable Environmental Laws;
(ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) undertake all reasonable efforts to ensure that all tenants, subtenants, and contractors obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Borrower or its Subsidiaries. For purposes of this subsection 7.8(a), the Borrower and its Subsidiaries shall be deemed to comply substantially, or require substantial compliance, with an Environmental Law or an Environmental Permit, provided that they comply with subsection 7.8(c) and that, upon learning of any actual or suspected noncompliance, the Borrower and any such affected Subsidiary shall promptly undertake all reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

          (b) Promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than any such order or directive as to which an appeal or other appropriate contest is or has been timely and properly taken, is being diligently pursued in good faith, and the pendency of such appeal or other appropriate contest would not reasonably be expected to have a Material Adverse Effect.

          (c) Maintain, update as appropriate, and implement in all material respects an environmental program reasonably designed to (i) ensure that the Borrower, its Subsidiaries, any of their respective operations (including, without limitation, disposal), and any properties owned, leased or operated by any of them, attain and remain in substantial compliance with all applicable Environmental Laws and (ii) reasonably and prudently manage any liabilities or potential liabilities that the Borrower, any of the other Loan Parties, any of their respective operations (including, without limitation, disposal), and any properties owned or leased by any of them, may have under all applicable Environmental Laws.

          7.9 Further Assurances. Upon the resonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including, without limitation, financing statements and continuation statements) for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are reasonably necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Lenders, Liens on the Collateral that are duly perfected in accordance with all applicable Requirements of Law.

          7.10 Additional Collateral. (a) With respect to any assets (or any interest therein) acquired after the Closing Date by the Borrower or any of its Subsidiaries that are intended to be subject to the Lien created by any of the Security Documents but which are not so subject (including, without limitation, any assets described in paragraph (b) or (c) of this subsection), promptly (and in any event within 30 days after the acquisition thereof): (i) execute and deliver to the Administrative Agent such amendments to the relevant Security Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on such assets (or such interest therein), (ii) take all actions necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements and the recording of Mortgages in such jurisdictions as may be requested by the Administrative Agent, (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent surveys, title insurance and flood insurance.

          (b) With respect to any Person that, subsequent to the Closing Date, becomes a Subsidiary (other than a Foreign Subsidiary), promptly upon the request of the Administrative Agent: (i) execute and deliver to the Administrative Agent, for the benefit of the Lenders, a new Pledge Agreement or such amendments to the Guarantee and Collateral Agreement as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement or to a new Security Agreement, in each case pursuant to an annex to the Guarantee and Collateral Agreement or otherwise pursuant to documentation which is in form and substance satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement or such Security Agreement to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by the Administrative Agent and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i), (ii) and (iii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (c) With respect to any Person that subsequent to the Closing Date becomes a Foreign Subsidiary shares of the Capital Stock of which are owned directly by the Borrower or a Domestic Subsidiary, promptly upon the request of the Administrative Agent: (i) execute and deliver to the Administrative Agent a new Pledge Agreement or such amendments to the Collateral and Guarantee Agreement as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary (provided that in no event shall more than 65% of the Capital Stock of any such Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take or cause to be taken all such other actions under the law of the jurisdiction of organization of such Foreign Subsidiary as may be necessary or advisable to perfect such Lien on such Capital Stock and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (d) At its own expense, request, and use reasonable efforts to obtain, prior to entering into a lease of a facility located in the United States at which Inventory of any of the Loan Parties will be located on or after the Closing Date, a consent, in such form as may be reasonably satisfactory to the Administrative Agent, from the landlord of each such facility, pursuant to which such landlord acknowledges the Administrative Agent's first priority security interest in such Inventory.

          7.11 Interest Rate Protection. No later than 90 days following the Closing Date, enter Interest Rate Protection Agreements which shall provide interest rate protection in respect of at least $185,000,000 of Indebtedness of the Borrower, which shall be in form and substance reasonably satisfactory to the Administrative Agent and at least $100,000,000 of which shall be for a term of at least two years.


                         SECTION 8.  NEGATIVE COVENANTS

          The Borrower hereby agrees that on and after the Closing Date and, so long as the Commitments remain in effect or any Letter of Credit remains outstanding and unpaid or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall not, and (except with respect to subsection 8.1) shall not permit any of its Subsidiaries to, directly or indirectly:

          8.1  Financial Condition Covenants.

          (a) Leverage Ratio. Permit the Leverage Ratio as of the end of each fiscal quarter of the Borrower set forth below to be greater than the ratio set forth opposite such fiscal quarter set forth below:

                          Fiscal Quarter    Leverage Ratio
                          --------------    --------------

             1997
                                3rd          5.25 to 1.00
                                4th          5.25 to 1.00

             1998               1st          5.00 to 1.00
                                2nd          4.75 to 1.00
                                3rd          4.50 to 1.00
                                4th          4.25 to 1.00

             1999               1st          4.00 to 1.00
                                2nd          4.00 to 1.00
                                3rd          3.75 to 1.00
                                4th          3.50 to 1.00

             2000               1st          3.25 to 1.00
                                2nd          3.25 to 1.00
                                3rd          3.25 to 1.00
                                4th          3.25 to 1.00

                         Thereafter          2.75 to 1.00

     (b) Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the end of each fiscal quarter of the Borrower set forth below to be less than the ratio set forth opposite such fiscal quarter set forth below:


                        Fiscal Quarter   Interest Coverage Ratio
                        --------------   -----------------------

             1997
                               3rd           2.00 to 1.00
                               4th           2.00 to 1.00

             1998              1st           2.00 to 1.00
                               2nd           2.25 to 1.00
                               3rd           2.25 to 1.00
                               4th           2.25 to 1.00

             1999              1st           2.50 to 1.00
                               2nd           2.50 to 1.00
                               3rd           2.50 to 1.00
                               4th           2.75 to 1.00

                        Thereafter           3.00 to 1.00

          (c) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the end of each fiscal quarter of the Borrower set forth below to be less than the ratio set forth opposite such fiscal quarter set forth below:


                      Fiscal Quarter   Fixed Charge Coverage Ratio
                      --------------   ---------------------------

                1997
                             3rd            1.00 to 1.00
                             4th            1.00 to 1.00

                1998         1st            1.00 to 1.00
                             2nd            1.00 to 1.00
                             3rd            1.05 to 1.00
                             4th            1.05 to 1.00

                1999         1st            1.10 to 1.00
                             2nd            1.10 to 1.00

                      Thereafter            1.20 to 1.00


          8.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

          (a)  Indebtedness of the Borrower under this Agreement and any Notes;

          (b) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

          (c) Dollar Indebtedness evidenced by the High-Yield Indebtedness, the Borrower Notes and the Senior Subordinated Notes and, in the case of such Borrower Notes, any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension of such Borrower Notes and the terms and conditions thereof (including, without limitation, terms and conditions relating to the interest rate, fees, amortization, maturity, subordination (provided that such terms and conditions relating to subordination are no less favorable to the Lenders than those of such Borrower Notes), covenants, events of default and remedies) are no less favorable to the Borrower than those of such Borrower Notes as in effect on the Closing Date;

          (d)  Dollar Indebtedness of the Borrower and its Subsidiaries under
     (i) Interest Rate Protection Agreements contemplated by subsection 7.11 and
     (ii) Permitted Hedging Arrangements permitted by subsection 8.16;

          (e) Dollar Indebtedness outstanding on the Closing Date and, in the case of Foreign Subsidiaries, committed on the Closing Date and, in each case, listed on

     Schedule 8.2(e) and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension;

          (f) Dollar Indebtedness of a Person which becomes a Subsidiary after the Closing Date; provided that (i) such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation thereof and (ii) immediately after giving effect to the acquisition of such Person by the Borrower no Default or Event of Default shall have occurred and be continuing, and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension;

          (g) Dollar Indebtedness of the Borrower and any of its Subsidiaries incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) in an aggregate principal amount not exceeding as to the Borrower and its Subsidiaries $35,000,000 at any time outstanding;

          (h) Dollar Indebtedness of the Borrower and its Subsidiaries under uncommitted lines of credit in an aggregate principal amount not exceeding at any time the lesser of (i) the then Available Revolving Credit Commitments and (ii) $25,000,000;

          (i) Dollar Indebtedness in connection with the sale or other disposition of any accounts receivable in connection with a receivables financing transaction otherwise permitted by subsection 8.6(g); and

          (j) Non-Dollar Indebtedness of the Borrower and its Subsidiaries permitted by subsection 8.2A.

          8.2A Limitation on Non-Dollar Indebtedness and Guarantee Obligations. Create, incur, assume or suffer to exist any Non-Dollar Indebtedness or any Guarantee Obligation in respect of Non-Dollar Indebtedness, except:

          (a) Non-Dollar Indebtedness in respect of (i) Foreign Currency Swing Line Loans in an aggregate principal Dollar Equivalent Amount not to exceed the Foreign Currency Swing Line Subfacility and (ii) one or more loans denominated in a currency other than Dollars made to the Borrower by one or more Foreign Currency Swing Line Lenders (other than CIBC) in excess of the Foreign Currency Swing Line Commitment of the applicable Foreign Currency Swing Line Lender in an aggregate principal Dollar Equivalent Amount for all such swing line loans not to exceed $500,000;

          (b) Non-Dollar Indebtedness of Lemmerz to IKB in an aggregate principal amount of approximately 33,800,000 Deutschemarks and existing on the Closing Date;

          (c) Non-Dollar Indebtedness of Foreign Subsidiaries in the aggregate principal amount of approximately 34,200,000 Deutschemarks in connection with Wechsel financing; provided that the aggregate outstanding principal Dollar Equivalent Amount of Non-Dollar Indebtedness permitted by this clause (c), together with the Aggregate Revolving Credit Outstandings, shall not at any time exceed the aggregate amount of the Revolving Credit Commitments of all the Revolving Credit Lenders; and

          (d) subject to the provisions of subsection 4.14, other unsecured Non-Dollar Indebtedness in currencies and on terms and conditions approved in writing by the Administrative Agent (including, without limitation, the absence of any restrictions on the ability of the applicable Subsidiary borrowers to pay dividends to, to make loans or advances to, or otherwise to transfer assets to their respective parents) and of which no more than the Dollar Equivalent Amount of up to (i) $50,000,000 in aggregate principal amount may be guaranteed by the Borrower or any of its Subsidiaries and (ii) $40,000,000 in aggregate principal amount may be supported by Letters of Credit, provided that, upon the incurrence of any such Non-Dollar Indebtedness, the Dollar Equivalent Amount of the Foreign Currency Sublimit Outstandings shall not exceed the Foreign Currency Subfacility Amount;

          (e)  Non-Dollar Indebtedness permitted by subsections 8.2(a) and (b);

          (f) Guarantee Obligations of the Borrower or any of its Subsidiaries permitted by paragraph (d) above; and

          (g) Non-Dollar Indebtedness of the Borrower and its Subsidiaries under (i) Interest Rate Protection Agreements contemplated by subsection
     7.11 and (ii) Permitted Hedging Arrangements permitted by subsection 8.16;

          (h) Non-Dollar Indebtedness of Foreign Subsidiaries committed on the Closing Date and listed on Schedule 8.2A(h) and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension; and

          (i) Additional unsecured subordinated Non-Dollar Indebtedness of the Borrower and its Subsidiaries provided that (i) such Non-Dollar Indebtedness shall not exceed $200,000,000 in aggregate principal Dollar Equivalent Amount at any time outstanding plus any additional principal amount of such Non-Dollar Indebtedness issued in lieu of cash interest on such outstanding Non-Dollar Indebtedness or any refinancing thereof, (ii) no part of the principal amount of such Non-Dollar Indebtedness shall have a maturity date earlier than December 31, 2006, (iii) the non-default interest rate thereon shall not exceed 12.5% per annum, (iv) the other terms and conditions thereof (including, without limitation, the terms and conditions relating to fees, amortization, covenants, events of default, remedies and subordination) taken as a whole, shall be no less favorable to the Lenders than the terms and conditions of the High-Yield Indebtedness and (v) the Net Cash Proceeds of such Non-Dollar

     Indebtedness are applied toward the prepayment of the Loans and the permanent reduction of the Revolving Credit Commitments in accordance with subsection 4.3(b).

          8.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

          (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

          (b) carrier's, warehousemen's, mechanic's, landlord's, materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

          (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary conducted at the property subject thereto;

          (f) Liens on the property or assets of a Person which becomes a Subsidiary after the Closing Date securing Indebtedness permitted by subsection 8.2(f); provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof,
     (ii) any such Lien is not spread to cover any property or assets of such Person after the time such corporation becomes a Subsidiary, and (iii) the amount of Indebtedness secured thereby is not increased;

          (g)  Liens created pursuant to the Security Documents;

          (h) Liens in existence on the Closing Date listed on Schedule 8.3(h), securing Indebtedness permitted by subsection 8.2A(h); provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

          (i) Liens securing Indebtedness of the Borrower and its Subsidiaries permitted by subsection 8.2(g) incurred to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

          (j) Liens on assets of any Foreign Subsidiary (including, in the case of any Foreign Subsidiary which is not a direct Subsidiary of the Borrower or any Domestic Subsidiary, the Capital Stock of such Foreign Subsidiary) securing Indebtedness of such Foreign Subsidiary permitted by subsection 8.2A;

          (k) Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, if appropriate legal proceedings are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired, in an aggregate amount not to exceed $10,000,000 at any time outstanding;

          (l) leases and subleases of real property owned or leased by the Borrower or any of its Subsidiaries not interfering with the ordinary conduct of the business of the Borrower and its Subsidiaries;

          (m) Liens arising from the sale or other disposition of any accounts receivable in connection with a receivables financing transaction otherwise permitted by subsection 8.6(g); and

          (n) renewals, extensions and replacements of the Liens permitted under clauses (f) and (h) above; provided that no such Lien shall as a result thereof cover any additional assets and the principal amount of Indebtedness secured thereby is not increased.

          8.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except (subject to the provisions of subsection 8.2A):

          (a) Guarantee Obligations in existence on the Closing Date and listed on Schedule 8.4(a), and any refinancing, refundings, renewals or extensions thereof provided that the amount of such Guarantee Obligation shall not be increased at the time of such refinancing, refunding, extension or renewal;

          (b) guarantees made in the ordinary course of its business by the Borrower or any of its Subsidiaries of obligations of any of the Borrower's Subsidiaries, which obligations are otherwise permitted under this Agreement;

          (c) the Guarantee and Collateral Agreement and any of the other Guarantees;

          (d) Guarantee Obligations of certain Subsidiaries of the Borrower (i) set forth in the Senior Subordinated Notes and the Senior Subordinated Notes Indenture which are subordinated as provided therein or (ii) set forth in the High-Yield Indebtedness and the High-Yield Indebtedness Indenture which are subordinated as provided therein;

          (e) Guarantee Obligations in respect of Indebtedness of a Person or Persons in connection with one or more joint ventures in an aggregate amount not exceeding at any time outstanding, when aggregated with the amount of any Investments in cash permitted by subsection 8.10(g) which are outstanding at such time, an amount equal to the amount of Investments in cash permitted by subsection 8.10(g) to be made in such a Person or Persons; provided that no Default or Event of Default shall have occurred and be continuing on the date of the incurrence of any such Guarantee Obligations or would result therefrom;

          (f) Guarantee Obligations consisting of any Reimbursement Obligation in respect of Letters of Credit; and

          (g) Guarantee Obligations of a Person which becomes a Subsidiary after the Closing Date; provided that (i) such Guarantee Obligations existed at the time such Person became a Subsidiary and were not created in anticipation thereof and (ii) immediately after giving effect to the acquisition of such Person by the Borrower no Default or Event of Default shall have occurred and be continuing, and any refinancings, refundings, renewals or extensions thereof; provided, further, that the amount of such Guarantee Obligations is not increased at the time of such refinancing, refunding, renewal or extension.

          8.5 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

          (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more Wholly Owned Subsidiaries of the Borrower (provided that the Wholly Owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation);

          (b) any Wholly Owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Wholly Owned Subsidiary of the Borrower;

          (c) mergers and consolidations in connection with Investments permitted under subsection 8.10(e), subject to compliance with subsection 7.10; and

          (d) sales and other dispositions of assets permitted by subsection 8.6(b).

          8.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person other than the Borrower or any Wholly Owned Subsidiary, except:

          (a) the sale or other disposition of any property in the ordinary course of business;

          (b) the sale or other disposition of any assets at fair market value; provided that the Net Cash Proceeds of all sales of assets permitted by this clause (b) in excess of $30,000,000 are applied to make mandatory prepayments and permanent reductions of the Revolving Credit Commitments pursuant to subsection 4.3(c), except that any such Net Cash Proceeds of sales or other dispositions of assets permitted by this clause (b) in excess of $30,000,000 to the extent that they do not exceed $10,000,000 in the aggregate as to all asset sales or other dispositions permitted by this clause (b) and that they are used by the Borrower and its Subsidiaries to acquire fixed or capital assets within 180 days of receipt thereof and (ii) any such Net Cash Proceeds of sales or other dispositions of assets permitted by this clause (b) by Foreign Subsidiaries to the extent that they are used by Foreign Subsidiaries to (x) prepay, repay or purchase Indebtedness of Foreign Subsidiaries permitted by subsection 8.2 or 8.2A within 180 days of receipt thereof or (y) acquire assets used or useful in the businesses of Foreign Subsidiaries within 180 days of receipt thereof, shall not be required to be applied to make mandatory prepayments and permanent reductions of the Revolving Credit Commitments pursuant to subsection 4.3(c);

          (c) the sale or discount without recourse of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

          (d)  as permitted by subsection 8.5(b);

          (e) transfers of property or assets in connection with Investments permitted under subsection 8.10(g);

          (f) sales, leases, conveyances, transfers or other dispositions to the Borrower or to any Subsidiary of the Borrower or to any Person if after giving effect to such sale, lease, conveyance, transfer or other disposition such other Person becomes a Subsidiary, subject to compliance with subsection 7.10 and, to the extent applicable, subsection 8.10;

          (g) the sale or other disposition of any accounts receivable in connection with a receivables financing transaction on terms and conditions and pursuant to documentation reasonably satisfactory to the Majority Lenders; provided that all of the

     Net Cash Proceeds of all sales or other dispositions permitted by this clause (g) are applied to make mandatory prepayments and permanent reductions of the Revolving Credit Commitments pursuant to 4.3(c);

          (h) dispositions resulting from any casualty or condemnation of any property; provided that the proceeds of any such single disposition of property permitted by this clause (h) in excess of $2,500,000 are applied pursuant to subsection 4.3(h); and

          (i) the sale or other disposition of any Specified Assets at fair market value; provided that the Net Cash Proceeds of all sales of Specified Assets permitted by this clause (i) are applied to make mandatory prepayments and permanent reductions of the Revolving Credit Commitments pursuant to subsection 4.3(c), except that (i) any such Net Cash Proceeds of sales or other dispositions of Specified Assets permitted by this clause
     (i) to the extent that they are used to (x) make Investments permitted by subsection 8.10(e) within 180 days of receipt thereof or (y) acquire assets used or useful in the businesses of Subsidiaries within 180 days of receipt thereof, shall not be required to be applied to make mandatory prepayments and permanent reductions of the Revolving Credit Commitments pursuant to subsection 4.3(c).

          8.7 Limitation on Leases. Permit Lease Expense for any fiscal year of the Borrower to exceed $35,000,000.

          8.8 Limitation on Dividends. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, except for dividends, payments or distributions solely in common stock of the Borrower.

          8.9 Limitation on Capital Expenditures. Make any expenditure, other than pursuant to subsection 8.10, in respect of the purchase or other acquisition of fixed or capital assets (a "Capital Expenditure") except for expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and its Subsidiaries during any of the test periods set forth below, the amount set forth opposite such test period set forth below:


                   Test Period                  Amount
                   -----------                  ------

     February 1, 1997 - January 31, 1998    $ 130,000,000
     February 1, 1998 - January 31, 1999      130,000,000
     February 1, 1999 - January 31, 2000      120,000,000
     February 1, 2000 - January 31, 2001      120,000,000
     February 1, 2001 - January 31, 2002      120,000,000
     February 1, 2002 - January 31, 2003      120,000,000
     February 1, 2003 - January 31, 2004      120,000,000

     February 1, 2004 - January 31, 2005      120,000,000

provided that (a) up to $35,000,000 of any Capital Expenditures permitted to be made during any test period and not made during such test period may be carried over and expended during the next succeeding test period (it being understood and agreed that any Capital Expenditures made during such next succeeding test period shall count, first, against the amount permitted to be made during such next succeeding test period as set forth in the table above and, second, against any amounts carried over to such next succeeding test period) and (b) up to $15,000,000 of any Capital Expenditures permitted to be made during any test period and not made during such test period (to the extent not expended during the next succeeding test period) may be carried over and expended during the second succeeding test period (it being understood and agreed that any Capital Expenditures made during such second succeeding test period shall count, first, against the amount permitted to be made during such second succeeding test period as set forth in the table above, second, against any amounts carried over to such second succeeding test period from the immediately preceding test period and, third, against any amounts carried over to such second succeeding test period from the second preceding test period).

          8.10 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment, in cash or by transfer of assets or property, in, any Person (each, an "Investment"), except:

          (a)  extensions of trade credit in the ordinary course of business;

          (b)  Investments in Cash Equivalents;

          (c) loans and advances to employees of the Borrower or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Borrower and its Subsidiaries not to exceed $1,000,000 at any one time outstanding;

          (d) Investments by the Borrower in its Subsidiaries and Investments by such Subsidiaries in the Borrower and in other Subsidiaries of the Borrower;

          (e) Investments by the Borrower or any of its Subsidiaries in a Person, if as a result of any such Investment (i) such Person becomes a Subsidiary of the Borrower, subject to compliance with subsection 7.10, or
     (ii) such Person is merged or consolidated with or into, or transfers or conveys the assets which are the subject of such Investment to, or is liquidated into, the Borrower or any of its Subsidiaries; provided that (w) no Default or Event of Default shall have occurred and be continuing on the date of any such Investment or would result therefrom, (x) the aggregate amount of consideration (other than consideration consisting of common stock of the Borrower) given by the Borrower and its Subsidiaries in respect of such Investments ("Non-Stock Consideration") subsequent to the date hereof shall not





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     exceed the sum of (1) $70,000,000 (provided that no more than $35,000,000 of such amount shall have been given as Non-Stock Consideration for Investments other than Specified Investments) plus (2) the lesser of (I) $80,000,000 and (II) the aggregate amount of Net Cash Proceeds received by the Borrower and its Subsidiaries subsequent to the date hereof from the sale of Specified Assets (except to the extent that the Net Cash Proceeds thereof (A) shall not have been utilized within 180 days of the related sale to make an Investment permitted by this paragraph or (B) shall have been utilized in accordance with subsection 8.6(b) to acquire fixed or capital assets) and from the sale of shares of its common stock, (y) no Investment shall be permitted pursuant to this paragraph which would result in the aggregate amount of Non-Stock Consideration given for all such Investments exceeding $70,000,000 unless, after giving effect thereto, the Pro-Forma Leverage Ratio would be less than 4.5 to 1.0, and (z) the aggregate amount of Non-Stock Consideration given in connection with any Investment permitted pursuant to this paragraph shall not exceed $25,000,000.

          (f) Investments by the Borrower or any of its Subsidiaries in the form of promissory notes that are issued to the Borrower or such Subsidiary by a Person which is not the Borrower or such Subsidiary solely as partial consideration for the consummation of an asset sale or other disposition permitted by subsection 8.6 (not to exceed 25% of the total consideration received by the Borrower or such Subsidiary in respect of such asset sale); provided that the aggregate principal amount of such promissory notes as to all such asset sales or other dispositions does not exceed $15,000,000 at any time outstanding and such promissory notes held by the Borrower or any Domestic Subsidiary are pledged to the Administrative Agent for the benefit of the Lenders pursuant to the Security Documents;

          (g) Investments in a Person or Persons in connection with one or more joint ventures (in addition to those permitted by subsection 8.10(k)) in an aggregate amount, when aggregated with the amount of any Guarantee Obligations permitted by subsection 8.4(e) which are outstanding at such time and disregarding the amount of any Investments permitted by subsection 8.10(k), not to exceed $35,000,000 at any one time outstanding; provided that (i) such amount shall be increased by an amount equal to the aggregate amount of cash returned on or on account of Investments permitted under this clause (g), whether through interest payments, principal payments, dividends or other distributions or payments and (ii) the aggregate amount of such Investments in cash, when aggregated with the amount of any Guarantee Obligations permitted by subsection 8.4(e) which are outstanding at such time, shall not exceed $15,000,000 at any one time outstanding, plus an amount equal to the amount of cash returned in accordance with clause (i) above; provided, further that no Investment shall be permitted under this clause (g) if any Default or Event of Default shall have occurred and be continuing on the date of any such Investment or would result therefrom;

          (h) Investments in the nature of promissory notes, other securities or other property received in connection with the bankruptcy or reorganization of Persons having obligations in favor of the Borrower or its Subsidiaries, in settlement of such





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     obligations; provided that such promissory notes, other securities or other property held by the Borrower or any Domestic Subsidiary are pledged to the Administrative Agent for the benefit of the Lenders pursuant to the Security Documents;

          (i)  Investments paid for solely in common stock of the Borrower;

          (j)  the Acquisition; and

          (k) Investments in existence on the date hereof in joint ventures that are listed on Schedule 8.10(k).

          8.11 Limitation on Optional Payments and Modifications of Debt Instruments and Transaction Documents. 1. (i) Make any optional payment or prepayment on or repurchase or redemption or purchase of the High-Yield Indebtedness, the Senior Subordinated Notes or the Borrower Notes (including, without limitation, any payment on account of, or for a sinking or other analogous fund for the repurchase, redemption, defeasance or other acquisition thereof), (ii) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of such Indebtedness or any instrument, document or other agreement pursuant to which the same shall have been issued or created (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon) or (iii) amend, modify or change or consent to or agree to any amendment, modification or change to any of the provisions of the Transaction Documents (other than the Senior Subordinated Notes Indenture or the High-Yield Indebtedness Indenture) which would adversely affect the Lenders.

          (b) In the event of the occurrence of a Change of Control, repurchase the Senior Subordinated Notes or the High-Yield Indebtedness or any portion thereof, unless the Borrower shall have (i) repaid in full the Loans, all Reimbursement Obligations and any other amounts then due and owing to any Lender or the Administrative Agent hereunder and under any Note or any other Loan Document and cash collateralized the L/C Obligations on terms reasonably satisfactory to the Administrative Agent or (ii) made an offer to repay the Loans, all Reimbursement Obligations and any other amounts then due and owing to each Lender and the Administrative Agent hereunder and under any Note or any other Loan Document and to cash collateralize the L/C Obligations in respect of each Lender and shall have made repayment in full thereof to each such Lender or the Administrative Agent which has accepted such offer and cash collateralized the L/C Obligations in respect of each such Lender which has accepted such offer.

          8.12 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Borrower's or such Subsidiary's business and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate. This subsection 8.12 shall not apply to customary





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investment banking underwriter, placement agent or financial advisor fees paid to CIBC and its Affiliates in connection with services rendered to the Borrower or its Subsidiaries.

          8.13 Limitation on Changes in Fiscal Year. Permit the fiscal year of the Borrower to end on a day other than January 31.

          8.14 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (a) this Agreement, (b) agreements in effect on the Closing Date, including, without limitation, the Senior Subordinated Notes Indenture or the High-Yield Indebtedness Indenture, or any refinancing, refunding, renewal or extension thereof which is permitted hereunder, (c) customary non-assignment provisions under contracts to the extent such provisions prohibit or limit the ability to grant a Lien on the rights under such contracts, (d) agreements under which Indebtedness permitted hereunder is incurred by Foreign Subsidiaries, to the extent such agreements prohibit or limit Liens on assets of such Foreign Subsidiaries (including, in the case of Foreign Subsidiaries which are not direct Subsidiaries of the Borrower or any Domestic Subsidiary, the Capital Stock of such Foreign Subsidiaries), (e) restrictions on granting Liens on assets under agreements to sell or otherwise dispose of such assets, and (f) restrictions in Indebtedness incurred to finance the acquisition of fixed or capital assets or Financing Leases permitted hereunder with respect to Liens on the assets financed thereunder.

          8.15 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary or any joint venture, except for those businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date or which are related thereto.

          8.16 Limitations on Currency and Commodity Hedging Transactions. Enter into, purchase or otherwise acquire agreements or arrangements relating to currency, commodity or other hedging except, to the extent and only to the extent that, such agreements or arrangements are entered into, purchased or otherwise acquired in the ordinary course of business of the Borrower or any of its Subsidiaries with reputable financial institutions and not for purposes of investment or speculation (any such agreement or arrangement permitted by this subsection, a "Permitted Hedging Arrangement"), including the two Dollar/Deutschemark currency swaps entered into by the Borrower on or prior to the Closing Date in connection with the High-Yield Indebtedness.


                         SECTION 9.  EVENTS OF DEFAULT

         If any of the following events shall occur and be continuing:

         (a) The Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in

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     accordance with the terms thereof or hereof (it being agreed that any amounts payable hereunder (other than principal, interest, commitment fees and letter of credit fees) shall be due on the date which is five days after the Administrative Agent or the applicable Lender shall give written notice thereof to the Borrower); or

          (b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

          (c) The Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in subsection 7.7(a), subsection 7.11 or Section 8; or

          (d) The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs
     (a) through (c) of this Section 9), and such default shall continue unremedied for a period of 30 days or, in the case of any agreement contained in subsection 7.1 or 7.2, such default shall continue unremedied for a period ending on the date three days after notice has been given to the Borrower by the Administrative Agent or any Lender of the expiration of such 30 day period; or

          (e) The Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans and the Reimbursement Obligations) in excess of $10,000,000 or in the payment of any Guarantee Obligation in excess of $10,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

          (f) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conser-





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     vator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i),
     (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Majority Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Majority Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

          (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

          (i) Except as, and to the extent, permitted by this Agreement, (i) any of the Security Documents or any of the other Loan Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any other Loan Party which is a party to any of the Security Documents or any of the other Loan Documents shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, and, in any such case, such cessation or, in the case of clause (i), assertion thereof shall affect a material portion of the Collateral; or

          (j)  The occurrence of any Change of Control; or

          (k) The Senior Subordinated Notes, for any reason, shall not be or shall cease to be validly subordinated, as provided therein and in the Senior Subordinated Notes Indenture, to the obligations of the Borrower under this Agreement, any Notes and the other Loan Documents, or the obligations of any other Loan Party under a guarantee of the Senior Subordinated Notes, for any reason, shall not be or shall cease to be validly subordinated as provided therein and in the Senior Subordinated Notes Indenture to the obligations of such Loan Party under the Guarantee and Collateral Agreement or any of the Guarantees to which it is a party; or

          (l) The High-Yield Indebtedness, for any reason, shall not be or shall cease to be validly subordinated, as provided therein and in the High-Yield Indebtedness Indenture, to the obligations of the Borrower under this Agreement, any Notes and the other Loan Documents, or the obligations of any other Loan Party under a guarantee of the High-Yield Indebtedness, for any reason, shall not be or shall cease to be validly subordinated as provided therein and in the High-Yield Indebtedness Indenture to the obligations of such Loan Party under the Guarantee and Collateral Agreement or any of the Guarantees to which it is a party; or

          (m) (i) If any of the remaining contributions referred to in the PBGC Agreement in an aggregate amount in excess of $10,000,000 shall not be paid within 30 days after the date on which such contributions are due or if such remaining contributions in an aggregate amount in excess of $10,000,000 shall become immediately due and payable prior to the stated maturity thereof or (ii) any Lien in favor of the PBGC shall arise on the assets of the Borrower or any of its Subsidiaries with respect to the transactions contemplated by the PBGC Agreement or the definitive documentation with respect to the PBGC Agreement (it being understood and agreed that the Lenders shall not seek to enjoin any such Liens from arising based on subsection 8.3);

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section with respect to the Borrower, automatically the Commitments shall immediately terminate and automatically the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with





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the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable.

          With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the L/C Participants, a security interest in such cash collateral to secure all obligations of the Borrower under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes. Within a reasonable period after all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower. The Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of the within security interest in such cash collateral account.

          Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


                        SECTION 10.  THE MANAGING AGENTS

          10.1 Appointment. Each Lender hereby irrevocably designates and appoints CIBC as the Administrative Agent of such Lender under this Agreement and the other Loan Documents and Merrill Lynch as Documentation Agent under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes CIBC as the Administrative Agent and Merrill Lynch as the Documentation Agent, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Documentation Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably
incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor the Documentation Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no





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implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against either the Administrative Agent or the Documentation Agent.

          10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

          10.3 Exculpatory Provisions. Neither the Administrative Agent, the Documentation Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Documentation Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. Neither the Administrative Agent nor the Documentation Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

          10.4 Reliance by Administrative Agent and Documentation Agent. Each of the Administrative Agent and the Documentation Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by it. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.





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                                                                             100



          10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof, reasonably promptly thereof to the Documentation Agent and to the Lenders. The Administrative Agent shall take such action reasonably promptly with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          10.6 Non-Reliance on Administrative Agent, Documentation Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent, the Documentation Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Documentation Agent hereinafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Documentation Agent to any Lender. Each Lender represents to the Administrative Agent and the Documentation Agent that it has, independently and without reliance upon the Administrative Agent or the Documentation Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or the Documentation Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower or any of the other Loan Parties and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent and the Documentation Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any of the other Loan Parties which may come into the possession of the Administrative Agent or the Documentation Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

          10.7 Indemnification. The Lenders agree to indemnify each of the Administrative Agent and the Documentation Agent in their respective capacities as such (to the extent not reimbursed by the Borrower or any of the other Loan Parties and without limiting the obligation of the Borrower or any of the other Loan Parties to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or the Documentation Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Documentation Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's or the Documentation Agent's gross negligence or willful misconduct, as the case may be. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

          10.8 Administrative Agent and Documentation Agent in Their Individual Capacities. The Administrative Agent, the Documentation Agent and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as if the Administrative Agent and the Documentation Agent were not the Administrative Agent or the Documentation Agent, as the case may be, hereunder and under the other Loan Documents. With respect to the Loans made by it and with respect to any Letter of Credit issued or participated in by it, each of the Administrative Agent and the Documentation Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent or the Documentation Agent, as the case may be, and the terms "Lender" and "Lenders" shall include each of the Administrative Agent and the Documentation Agent in its individual capacity.

          10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent (provided that it shall have been approved by the Borrower), shall succeed to the rights, powers and duties of the Administrative Agent hereunder. Effective upon such appointment and approval, the term "Administrative Agent" shall mean such successor agent, such former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement and the other Loan Documents.

          10.10 Issuing Lender. The provisions of this Section 10 shall apply to the Issuing Lender in its capacity as such to the same extent that such provisions apply to the Administrative Agent.

          10.11 Releases of Guarantees and Collateral. In connection with the sale or other disposition of all of the Capital Stock of any Guarantor or the sale or other disposition of Collateral (as defined in each of the Security Documents) permitted under subsection 8.6, the Administrative Agent shall, and is hereby authorized by the Lenders to, promptly, upon the request of the Borrower and at the sole expense of the Borrower, take all actions reasonably necessary to release such Guarantor from its guarantee contained in the Guarantee and Collateral Agreement or its Guarantee or to release the Collateral subject to such sale or other disposition, as the case may be, and shall take any other actions reasonably requested by the Borrower to effect the transactions permitted under subsection 8.6.

          10.12 Foreign Pledge Agreement. Each Lender hereby authorizes the Administrative Agent to enter into a Foreign Stock Pledge Agreement with HWI Europe Ltd., 38481 Huron River Drive, Romulus, Michigan, pursuant to which certain present and future shares in HWI Sub as well as certain rights and claims relating thereto are pledged as security to the Lenders and the Administrative Agent. The Administrative Agent is authorized to agree on any provisions and to make all declarations that it considers in its discretion necessary or appropriate in this context, including any amendments of such Foreign Stock Pledge Agreement. The Administrative Agent is released of the restrictions set forth in Section 181 German Civil Code and authorized to delegate this power of attorney or grant sub-power of attorney.


                           SECTION 11.  MISCELLANEOUS

          11.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower and the other Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of amending, supplementing or modifying any provisions of this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall:

          (i) reduce the amount or extend the scheduled date of maturity of any Loan or any installment thereof or any Reimbursement Obligation or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitments, in each case without the consent of each Lender affected thereby; or

               (ii) amend, modify or waive any provision of this subsection 11.1 or reduce the percentage specified in the definition of Majority Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release any guarantee obligation contained in the Guarantee and Collateral Document or any of the other Guarantees or release all or a substantial part of the Collateral (other than in connection with any release permitted by subsection 10.11), in each case without the written consent of all the Lenders; or

               (iii) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent; or

               (iv) amend, modify or waive any provision of this Agreement regarding the allocation of prepayment amounts among the Term Loans or the application of such prepayment amounts to the respective installments of principal under the respective Term Loans without the written consent of
     (w) the Tranche A-1 Term Loan Lenders the Tranche A-1 Term Loan Commitment Percentages of which aggregate more than 50%, (x) the Tranche A-2 Term Loan Lenders the Tranche A-2 Term Loan Commitment Percentages of which aggregate more then 50%, (y) the Tranche B Term Loan Lenders the Tranche B Term Loan Commitment Percentages of which aggregate more than 50% and (z) the Tranche C Term Loan Lenders the Tranche C Term Loan Commitment Percentages of which aggregate more than 50%; or

               (v) subject to clause (i) of this subsection 11.1(a) as it relates to reducing the amount or extending the scheduled date of maturity of any Loan or any installment thereof, amend, modify or waive any provision of (w) subsection 2.7 (to the extent subsection 2.7 relates to the Tranche A-1 Term Loans) or subsection 2.8 without the written consent of Tranche A-1 Term Loan Lenders the Tranche A-1 Term Loan Commitment Percentages of which aggregate more than 50%, (x) subsection 2.7 (to the extent subsection 2.7 relates to the Tranche A-2 Term Loans) or subsection
     2.9 without the written consent of Tranche A-2 Term Loan Lenders the Tranche A-2 Term Loan Commitment Percentages of which aggregate more than 50%, (y) subsection 2.7 (to the extent subsection 2.7 relates to the Tranche B Term Loans) or subsection 2.10 without the written consent of Tranche B Term Loan Lenders the Tranche B Term Loan Percentages of which aggregate more than 50% or (z) subsection 2.7 (to the extent that subsection 2.7 relates to the Tranche C Term Loans) or subsection 2.11 without the written consent of Tranche C Term Loan Lenders the Tranche C Term Loan Percentages of which aggregate more than 50%; or

               (vi) amend, modify or waive any provision of subsection 2.1, 2.2, 2.3, 2.5 or 2.6 or, subject to paragraph (i) of this subsection 11.1(a) as it relates to reducing the amount or extending the scheduled date of maturity of any Reimbursement Obligation,

     Section 3 without the written consent of the Revolving Credit Lenders the Revolving Credit Commitment Percentages of which aggregate more than 50%; or

               (vii) amend, modify or waive any provision of any Swing Line Note or subsection 2.6 without the written consent of each Swing Line Lender affected thereby; or

               (viii) amend, modify or waive the provisions of any Letter of Credit or any L/C Obligation without the written consent of the affected Issuing Lender; or

               (ix) amend, modify or waive any provision of any Security Document that provides for the ratable sharing by the Lenders under such Security Document of the proceeds of any realization on the Collateral to provide for a non-ratable sharing thereof, without the consent of (v) the Majority Revolving Credit Lenders, (w) the Tranche A-1 Term Loan Lenders the Tranche A-1 Term Loan Commitment Percentages of which aggregate more than 50%, (x) the Tranche A-2 Term Loan Lenders the Tranche A-2 Term Loan Commitment Percentages of which aggregate more than 50%, (y) the Tranche B Term Loan Lenders the Tranche B Term Loan Commitment Percentages of which aggregate more than 50% and (z) the Tranche C Term Loan Lenders the Tranche C Term Loan Commitment Percentages of which aggregate more than 50%.

               Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

               11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand or by overnight courier, when delivered, (b) in the case of delivery by mail, three days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower and each Managing Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

  The Borrower:

              Hayes Wheels International, Inc.
              38481 Huron River Drive
              Romulus, Michigan  48174
              Attention: Treasurer
              Fax: (313) 942-7783

  with a copy to:

              Hayes Wheels International, Inc.
              38481 Huron River Drive
              Romulus, Michigan  48174
              Attention:  General Counsel
              Fax:  (313) 942-5199

  The Administrative Agent:

              Canadian Imperial Bank of Commerce
              425 Lexington Avenue
              7th Floor
              New York, New York  10017
              Attention:  Ian Palmer
              Fax:  (212) 856-3763

  The Documentation Agent:

              Merrill Lynch Capital Corporation
              World Financial Center
              South Tower
              New York, New York 10281
              Attention: Christopher Reilly
              Fax: (212) 623-7584

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.3, 2.5, 2.6, 2.12, 3.2, 4.2, 4.4 or 4.8 shall not be effective until received.

          11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

          11.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Documentation Agent for all their respective out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (including the syndication of the Revolving Credit Commitments and Term Loans (including the reasonable expenses of the Administrative Agent's due diligence investigation)), including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and the Documentation Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all their respective costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the respective Lenders and the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective directors, trustees, officers, employees and agents harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, the Transaction Documents or the use or proposed use of the proceeds of the Loans in connection with the transactions contemplated hereby and thereby and any such other documents regardless of whether the Administrative Agent or any Lender is a party to the litigation or other proceeding giving rise thereto and regardless of whether any such litigation or other proceeding is brought by the Borrower or any other Person, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the facilities and properties owed, leased or operated by the Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender or any other Person with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the party seeking indemnification. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

          11.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, Documentation Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

          (b) Any Lender may, in the ordinary course of its business or investment activities and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant's participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those matters specified in clauses (i) and (ii) of the proviso to subsection 11.1. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 11.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 4.10, 4.11 and 4.12 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of subsection 4.11, such Participant shall have complied with the requirements of said subsection and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

          (c) Any Lender may, in the ordinary course of its business or investment activities and in accordance with applicable law, at any time and from time to time assign to any Lender or any branch or affiliate thereof or, with the consent of the Borrower and the Administrative Agent (which in each case shall not be unreasonably withheld or delayed), to an additional bank or financial institution (an "Assignee") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F, executed by such Assignee and such assigning Lender (and, in the case of an Assignee that is not then a Lender or a branch or an affiliate thereof, by the Borrower and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that, in the case of any such assignment to an additional bank or financial institution, if such assignment is of less than all of the rights and obligations of the assigning Lender, the sum of the aggregate principal amount of the Loans, the aggregate amount of the L/C Obligations and the aggregate amount of the Available Revolving Credit Commitment being assigned shall not be less than $5,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but shall nonetheless continue to be entitled to the benefits of subsections 4.10, 4.11, 4.12 and 11.5). Notwithstanding any provision of this paragraph (c) and paragraph (e) of this subsection, the consent of the Borrower shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrower, for any assignment which occurs at any time when any of the Events of Default described in Section 9(f) shall have occurred and be continuing.

          (d) The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in subsection
11.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, and any Notes evidencing the Loans owned by, each Lender from time to time. Notes and the Loans evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer on the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of such Loans and the Notes evidencing the same shall be registered on the Register only upon surrender for registration of assignment or transfer of the Notes evidencing such Loans, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee and the old Note shall be returned by the Administrative Agent to the Borrower marked "cancelled". The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation (whether or not evidenced by a Note) hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. Such Assignment and Acceptance and the assignment evidenced thereby shall only be effective upon appropriate entries with respect to the information contained therein being made in the Register pursuant to subsection 11.6(d).

          (f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee, subject to such Person agreeing to comply with the provisions of subsection 11.15, any and all financial and other information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

          (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

          11.7 Adjustments; Set-off. (a) If any Lender (a "benefitted Lender") shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans or the Reimbursement Obligations owing to it, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest (or, at the option of such benefitted Lender, a direct interest) in such portion of each such other Lender's Loan or the Reimbursement Obligations owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount remaining unpaid (including, without limitation, any amount owing to such Lender in respect of an undivided participation interest purchased by such Lender in any Swing Line Loan pursuant to subsection 2.6(d) or an undivided interest purchased by such Lender in any draft paid by the Issuing Lender under any Letter of Credit pursuant to subsection 3.4(a)) after it becomes due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any affiliate, branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

          11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

          11.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          11.10 Integration. This Agreement and the other Loan Documents and the Fee Letter represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents or the Fee Letter.

          11.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          11.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

          11.13  Acknowledgements.  The Borrower hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

          11.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          11.15 Confidentiality. Each Lender agrees to keep confidential any written information (a) provided to it by or on behalf of the Borrower or any of its Subsidiaries pursuant to or in connection with this Agreement or (b) obtained by such Lender based on a review of the books and records of the Borrower or any of its Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent or any other Lender, (ii) to any Transferee, prospective Transferee or to any direct or indirect contractual counterparty in swap agreements payments with respect to which are related to payments made pursuant to this Agreement or such contractual counterparty's professional advisors, in each case, which agrees to comply with the provisions of this subsection, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors, (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or as shall be required pursuant to any Requirement of Law, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) in connection with any litigation to which such Lender is a party, (vii) which has been publicly disclosed other than in breach of this Agreement, or (viii) to the extent reasonably necessary, in connection with the exercise of any remedy hereunder.

          11.16 Effect of Amendment and Restatement of the Prior Credit Agreement. On the Closing Date, the Prior Credit Agreement shall be amended, restated and superseded in its entirety. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the "Obligations" (as defined in the Loan Documents in respect of the Prior Credit Agreement) under the Prior Credit Agreement as in effect prior to the Closing Date; (b) such "Obligations" are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement; and (c) the Liens and security interests as granted under the Security Documents (as defined herein) securing payment of such "Obligations" are in all respects continuing and in full force and effect and secure the payment of the Obligations (as defined in the Loan Documents in respect of this Agreement).

          11.17 Judgment. (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.

          (b) The obligation of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement or the other Loan Documents (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in the Judgment Currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to such Lender or the Administrative Agent (as the case may be) in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent (as the case may be), such

Lender or the Administrative Agent (as the case may be) agrees to remit to the Borrower such excess. The obligations of the Borrower contained in this subsection 11.17 shall survive the termination of this Agreement and the payment of all amounts owing hereunder.

          11.18 Purchase and Sale of Revolving Credit Commitments, Revolving Credit Loans and Term Loans (other than Tranche A-2 Term Loans). On the Closing Date, pursuant to an assignment and acceptance (the "Global Assignment and Acceptance") in form and substance satisfactory to the Administrative Agent, but immediately prior to any borrowing on such date under this Agreement, without the necessity of further action by any party, one or more Lenders under the Prior Credit Agreement (the "Selling Lenders") as specified in the Global Assignment and Acceptance shall sell, transfer and assign to the Lenders as allocated by the Administrative Agent the Selling Lender's right, title and interest in and to (a) its Revolving Credit Commitments and/or Revolving Credit Loans and/or (b) Term Loans (other than Tranche A-2 Term Loans), as the case may be, as specified in the Global Assignment and Acceptance, without recourse, representation or warranty, and each Lender shall purchase, take and acquire from a Selling Lender a portion of such Selling Lender's right, title and interest in and to (a) its Revolving Credit Commitments and/or Revolving Credit Loans and/or (b) Term Loans (other than Tranche A-2 Term Loans), as the case may be, as allocated by the Administrative Agent, so that after giving effect to all such transfers and the other allocations, commitments and continuations made by the Administrative Agent and the Lenders in connection with the Closing Date, each Lender's interest in the Revolving Credit Commitments and/or Revolving Credit Loans and/or Term Loans (other than Tranche A-2 Term Loans), as the case may be, shall be as specified in the Global Assignment and Acceptance. Each Lender's signature below shall constitute execution, delivery and acceptance of the Global Assignment and Acceptance.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.



                                          [SIGNATURE BLOCKS]

                                                                      SCHEDULE B


              APPLICABLE MARGIN AND APPLICABLE COMMITMENT FEE RATE


                               APPLICABLE MARGIN

                                                   Eurocurrency Loans
                                                  Revolving Credit and      Eurodollar Loans     Eurodollar Loans      Applicable
        Leverage Ratio              ABR Loans     Tranches A-1 and A-2         Tranche B            Tranche C       Commitment Fee
                                                                                                                         Rate
 --------------------------------  ------------- ------------------------ ---------------- ---- ------------------ ----------------
 Greater than or equal to 4.50 to    1.25%              2.25%                    2.75%                   3.00%            0.50%
 1.00

 Less than 4.50 to 1.00 but          1.00%              2.00%                    2.50%                   2.75%            0.50%
 greater than or equal to 4.25
 1.00

 Less than 4.25 to 1.00 but          0.75%              1.75%                    2.25%                   2.50%            0.375%
 greater than or equal to 4.0
 1.00

 Less than 4.0 to 1.00 but           0.50%              1.50%                    2.25%                   2.50%            0.375%
 greater than or equal to 3.75
 1.00

 Less than 3.75 to 1.00 but          0.25%              1.25%                    2.25%                   2.50%            0.375%
 greater than or equal to 3.25
 1.00

 Less than 3.25 to 1.00 but          0.125%             1.00%                    2.25%                   2.50%            0.25%
 greater than or equal to 2.75
 1.00

 Less than 2.75 to 1.00              0.00%              0.75%                    2.25%                   2.50%            0.25%

                                                                      SCHEDULE D


                          AVAILABLE FOREIGN CURRENCIES



                             TRANCHE A-2 TERM LOANS


1.       Deutsche marks or such other lawful currency of Germany.


                  FOREIGN CURRENCY REVOLVING CREDIT LOANS AND
                       FOREIGN CURRENCY LETTERS OF CREDIT

1.       Deutschemarks or such other lawful currency of Germany.

2.       U.K. Pounds Sterling or such other lawful currency of England.

3.       French Francs or such other lawful currency of France.


                       FOREIGN CURRENCY SWING LINE LOANS

1.       Deutschemarks or such other lawful currency of Germany.

2.       Lire or such other lawful currency of Italy.

3.       Belgian Francs or such other lawful currency of Belgium.

4.       Guilders or such other lawful currency of The Netherlands.

5.       Pesetas or such other lawful currency of Spain.

6.       Turkish Lira or such other lawful currency of Turkey.